As filed with the Securities and Exchange Commission on August 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INC Research Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	27-3403111
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Telephone: (919) 876-9300

Facsimile: (919) 876-9360

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

D. Jamie Macdonald, Chief Executive Officer

Christopher L. Gaenzle, Esq., Chief Administrative Officer, General Counsel and Secretary

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

Telephone: (919) 876-9300

Facsimile: (919) 876-9360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald R. Reynolds, Esq.

S. Halle Vakani, Esq.

Jonathan A. Greene, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Facsimile: (919) 781-4865

Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.01 par value per share	8,000,000 shares	$41.75(1)	$334,000,000(1)	$38,810.80

(1)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) under the Securities Act, the price shown is the average of the high and low price of the registrant’s Class A common stock on July 28, 2015 as reported on the NASDAQ Global Select Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 3, 2015.

PRELIMINARY PROSPECTUS

8,000,000 Shares

INC Research Holdings, Inc.

Class A Common Stock

The selling stockholders identified in this prospectus are offering 8,000,000 shares of Class A common stock. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

Our Class A common stock is listed on the NASDAQ Global Select Market, or the NASDAQ, under the symbol “INCR.” The last reported sale price of our Class A common stock on NASDAQ on July 31, 2015, was $50.03 per share.

See “Risk Factors“ beginning on page 17 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	We refer you to “Underwriting” beginning of page 73 of this prospectus for additional information regarding total underwriting compensation.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2015.

Prospectus dated                     , 2015.

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may authorize to be delivered or made available to you. Neither we, the selling stockholders, nor the underwriters (or any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders, nor the underwriters (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders, and the underwriters (or any of our or their respective affiliates) are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is only accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS

We own or have the rights to use various trademarks referred to or incorporated by reference in this prospectus, including, among others, INC Research, PlanActivation, ProgramAccelerate, QualityFinish, QuickStart, the Trusted Process, Kendle and their respective logos. Solely for convenience, we may refer to trademarks in this prospectus without the TM and ® symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted by law, our rights to our trademarks. Other trademarks appearing in this prospectus are the property of their respective owners.

MARKET AND INDUSTRY INFORMATION

Market data used or incorporated by reference throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. All of management’s estimates presented or incorporated by reference herein are based on industry sources, including analyst reports, and management’s knowledge. We also relied, to the extent available, upon management’s review of independent industry surveys and publications prepared by a number of sources and other publicly available information. We refer to or incorporate by reference herein to the 2015 CenterWatch Global Investigative Site Relationship Survey, which surveyed more than 1,900 sites globally to evaluate the performance of CROs across 37 specific relationship attributes. CenterWatch, a leading publisher in the clinical trials industry, conducted the biannual global survey of investigative sites between October 2014 and January 2015, soliciting online responses from principal investigators, sub-investigators and study coordinators about CROs they have worked with in the past two years. To develop the mailing list for the most recent survey, CenterWatch solicited investigative site contacts directly from all CROs based on investigative sites the sponsor or CRO has worked with actively in 2012, 2013 and through 2014. The sites selected were required to have sufficient experience with the sponsor or CRO to be able to evaluate the company on multiple project dimensions (sites selected could range from sites having completed at least a few patient visits to sites that have already completed studies). Surveyed respondents from sites were principal investigators, sub-investigators or study coordinators, and sites worldwide, with no limitations on countries.

All of the market data used or incorporated by reference in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the estimated market position, market opportunity and market size information included in this prospectus is generally reliable, such information, which in part is derived from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. Before investing in our common stock, you should read this prospectus carefully in its entirety, especially the risks of investing in our common stock that we discuss in the “Risk Factors” section of this prospectus together with the documents that we incorporate by reference into this prospectus. Unless the context requires otherwise, references to “our company,” “we,” “us” and “our” refer to INC Research Holdings, Inc. and its direct and indirect subsidiaries; references to “INC Holdings” refer to INC Research Holdings, Inc.; and references to “INC” refer to INC Research, LLC, our wholly-owned subsidiary. Unless the context otherwise requires, references to “common stock” refer to our Class A common stock and our Class B common stock, which is convertible into our shares of our Class A common stock on a one-for-one basis. References to GAAP are to the generally accepted accounting principles of the United States.

Overview

We are a leading global Contract Research Organization, or CRO, based on revenues, and are exclusively focused on Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. We provide our customers highly differentiated therapeutic alignment and expertise, with a particular strength in Central Nervous System, or CNS, oncology and other complex diseases. We consistently and predictably deliver clinical development services in a complex environment and offer a proprietary, operational approach to clinical trials through our Trusted Process® methodology. Our service offerings focus on optimizing the development of, and therefore, the commercial potential for, our customers’ new biopharmaceutical compounds, enhancing returns on their research and development, or R&D, investments and reducing their overhead by offering an attractive variable cost alternative to fixed cost, in-house resources.

Founded more than two decades ago as an academic CNS research organization, we have translated that expertise into a global organization with a number of therapeutic specialties, as well as functional services such as full data services and standalone biometric services and regulatory and consultancy capabilities. Over the past decade, we have built our scale and capabilities to become a leading global provider of Phase I to Phase IV clinical development services, with approximately 6,100 employees in over 50 countries across six continents as of June 30, 2015. Our broad global reach has enabled us to provide clinical development services in over 100 countries. Our global footprint provides our customers with broad access to diverse markets and patient populations, local regulatory expertise and local market knowledge. We provide robust clinical development services through specialized therapeutic teams that have deep scientific expertise and are strategically aligned with the largest and fastest growing areas of our customers’ R&D investments. Approximately 68% of our backlog as of June 30, 2015 was in CNS (31%), oncology (24%), and other complex diseases (13%), such as genetic disorders and infectious diseases. INC’s therapeutically aligned teams enable us to work more effectively with clinical research sites globally. We were ranked the “Top CRO to Work With” among large global CROs in the 2015 Global Investigative Site Relationship Survey conducted by CenterWatch, a third-party leading publisher in the clinical trials industry. Results of the 2015 survey reflect responses from more than 1,900 sites globally that evaluated 11 CROs, including top five by revenue, across 37 specific relationship attributes. INC Research ranked top 3 on 33 out of 37 attributes. We believe INC’s ranking as “Top CRO to Work With” among the large global CROs for a second straight time demonstrates the effectiveness of our therapeutic business model and our ability to deliver high-quality clinical trial results on time and on budget for our customers. Our diversified customer base includes a mix of many of the world’s largest biopharmaceutical companies as well as high-growth, small and mid-sized biopharmaceutical companies.

For the years ended December 31, 2013 and 2014, we had total net service revenue of $652.4 million and $809.7 million, respectively, net loss of $(41.5) million and $(23.5) million, respectively, Adjusted Net Income of $16.3 million and $44.6 million, respectively, and Adjusted EBITDA of $105.5 million and $145.3 million, respectively. Net service revenue, Adjusted Net Income and Adjusted EBITDA increased by 24.1%, 174.1% and 37.7%, respectively, and net loss decreased by 43.5% for the year ended December 31, 2014 from the year ended December 31, 2013. For the six months ended June 30, 2014 and 2015, we had total net service revenue of $388.2 million and $438.9 million, respectively, net income of $13.8 million and $48.6 million, respectively, Adjusted Net Income of $17.3 million and $54.9 million, respectively, and Adjusted EBITDA of $68.1 million and $104.5 million, respectively. Net service revenue, net income, Adjusted Net Income and Adjusted EBITDA increased by 13.0%, 253.2%, 216.9% and 53.4%, respectively, for the six months ended June 30, 2015 from the six months ended June 30, 2014. For a reconciliation of Adjusted Net Income and Adjusted EBITDA, each of which are non-GAAP measures, to our net income (loss), see “Selected Consolidated Financial Data.” Additional information regarding our financial data is presented in our Annual Report on Form 10-K for the year ended December 31, 2014, or 2014 Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, or Q2 2015 Form 10-Q.

Our Market

The market for our services includes biopharmaceutical companies that outsource clinical development services. We believe we are well-positioned to benefit from the following market trends:

Trends in late-stage clinical development outsourcing.    Within the clinical development market, we primarily focus on Phase II to Phase IV clinical trials. Biopharmaceutical companies continue to prioritize the outsourcing of Phase II to Phase IV clinical trials, particularly in complex, high-growth therapeutic areas such as CNS, oncology and other complex diseases. We estimate, based on industry sources, including analyst reports, and management’s knowledge, that the market for CRO services for Phase II to Phase IV clinical development services will grow at a rate of 7% to 8% annually through 2020, driven by a combination of increased development spend and further outsourcing penetration. In addition, we estimate that total biopharmaceutical spending on drug development in 2014 was approximately $76.9 billion, of which the clinical development market, which is the market for drug development following pre-clinical research, was approximately $67.0 billion. Of the $67.0 billion, we estimate our total addressable market to be $55.2 billion, after excluding $11.8 billion of indirect fees paid to principal investigators and clinical research sites, which are not a part of the CRO market. We estimate that total biopharmaceutical spending on clinical development will grow at a rate of 3% to 4% annually through 2020. In 2014, we estimate biopharmaceutical companies outsourced approximately $23.0 billion of clinical development spend to CROs, representing a 9% increase in such spending compared to 2013 of approximately $21.0 billion and a penetration rate of 42% of our total addressable market. We estimate that this penetration rate will increase to over 50% of our total addressable market by 2020. We believe that CROs with deep therapeutic expertise, global reach and capabilities, the ability to conduct increasingly complex clinical trials and maintain strong principal investigator and clinical research site relationships will be well-positioned to benefit from these industry trends.

Optimization of biopharmaceutical R&D efficiency.    Market forces and healthcare reform, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or, collectively, the Affordable Care Act, and other governmental initiatives, place significant pressure on biopharmaceutical companies to improve cost efficiency. Companies need to demonstrate the relative improvement in quality, safety, and effectiveness of new therapies as compared to existing approved therapies as early as possible in the development process. CROs can help biopharmaceutical companies deploy capital more efficiently, especially because many biopharmaceutical companies do not have adequate in-house development resources. In response to high clinical trial costs, particularly in therapeutic areas such as CNS and oncology, which we believe present the highest mean cost per patient across all clinical trials, biopharmaceutical companies are streamlining operations and shifting development to external providers in order to lower their fixed costs. Based on efficiencies gained through experience, we estimate that CROs have shortened clinical testing timelines by as much as 30%. Full service CROs can deliver operational efficiencies, provide high visibility into trial conduct, and allow biopharmaceutical companies to focus internal resources on their core competencies related to drug discovery and commercialization.

Globalization of clinical trials.    Clinical trials have become increasingly global as biopharmaceutical companies seek to accelerate patient recruitment, particularly within protocol-eligible, treatment-naïve patient populations without co-morbidities that could skew clinical outcomes. Additionally, biopharmaceutical companies increasingly seek to expand the commercial potential of their products by applying for regulatory approvals in multiple countries, including in areas of the world with fast-growing economies and middle classes that are spending more on healthcare. As part of the approval process for biopharmaceutical products in newer markets, especially in certain Asian and emerging markets, regulators often require trials to include specific percentages or numbers of people from local populations. Thus, clinical studies to support marketing approval applications frequently include a combination of multinational and domestic trials. These trends emphasize the importance of global experience and geographic coverage, local market knowledge and coordination throughout the development process.

Management of increasingly complex trials.    The biopharmaceutical industry operates in an increasingly sophisticated and highly regulated environment and has responded to the demands of novel therapeutics by adapting efficient drug development processes. Complex trial design expertise has emerged as a significant competitive advantage for select CROs that have a track record of successfully navigating country-specific regulatory, trial protocol and patient enrollment barriers, including sometimes subjective, evolving clinical endpoints. Measures of clinical trial complexity significantly increased over the last decade, as evidenced by total procedures per trial protocol increasing by 57% between 2000 and 2011. In addition, the therapeutic areas where we have a particular focus, including CNS, oncology and other complex diseases, often require more complicated testing protocols than other disease indications. For example, studies related to CNS, oncology and other complex diseases often require treatment-naïve patients, and sometimes have subjective endpoints, which can be difficult to measure. Accordingly, these areas demand greater clinical trial proficiency and therapeutic expertise, particularly in light of new methods of testing, such as the use of biomarkers and gene therapy.

Our Competitive Strengths

We believe that we are well positioned to capitalize on positive trends in the CRO industry and provide differentiated solutions to our customers based on our key competitive strengths set forth below:

Deep and long-standing expertise in the largest and fastest growing therapeutic areas.    Over the past 20 years, we have focused on building world-class therapeutic expertise to better serve our customers. We provide a broad offering of therapeutic expertise, with our core focus in the largest and fastest growing therapeutic areas, including CNS, oncology and other complex diseases, which collectively constituted 68% of our backlog as of June 30, 2015, respectively. Based on industry data, we estimate that CNS, oncology and other complex diseases together represent over 60% of total Phase III drugs under development. We believe we have been growing faster than the market, resulting in market share gains in our key therapeutic areas. Our total net service revenue grew by 24% in 2014 and our net service revenue for CNS, oncology and other complex diseases, collectively, grew by 26% in 2014. Our therapeutic expertise is managed by our senior leadership and delivered by our senior scientific and medical staff and our clinical research associates, or CRAs, within our various therapeutic areas. Industry analysts have reported that therapeutic expertise is the most influential factor for small to mid-cap and large sponsors of clinical trials in selecting a CRO. We believe that our expertise in managing complex clinical trials differentiates us from our competitors and has played a key role in our revenue growth, our ability to win new clinical trials and our successful relationship development with principal investigators and clinical research sites.

Clinical development focus and innovative operating model.    We derive approximately 98% of our net service revenue from clinical development services without distraction from lower growth, lower margin non-clinical business. Since 2006, we have conducted our clinical trials using our innovative Trusted Process® operating model, which standardizes methodologies, increases the predictability of the delivery of our services and reduces operational risk. Since initiation of the Trusted Process®, we have reduced median study start-up time (defined as the period from finalized protocol to first patient enrolled) on new projects. Based on industry sources for the median study start-up time for the biopharmaceutical industry, we believe we achieved this milestone for our customers at a faster pace than industry medians, primarily due to our proprietary Trusted Process® operating model. In addition to the absolute reduction of cycle times in critical path milestones, we provide greater operating efficiency, more predictable project schedules and a reduction in overall project timelines. Ninety-two percent of our new business awards in 2014 were from repeat customers, which we believe is directly attributable to our innovative business model.

Unmatched, industry-leading principal investigator and clinical research site relationships.    We have extensive relationships with principal investigators and clinical research sites. We believe these quality relationships are critical for delivering clinical trial results on time and on budget for our customers. Motivated and engaged investigative sites can facilitate faster patient recruitment, increase retention, maintain safety, ensure compliance with protocols as well as with local and international regulations, and streamline reporting. The ability to recruit and retain principal investigators and patients is an integral part of the clinical trial process. We have dedicated personnel focused on enhancing clinical research site relationships; we work with these sites in collaborative partnerships to improve cycle times and standardize start-up activities to drive efficiency.

Demonstrating our commitment to this important stakeholder group, INC is a Global Impact Partner and Circle of Sustainability Sponsor (the highest level of partnership) with the Society for Clinical Research Sites, or SCRS, the global trade organization fully dedicated to representing the interests of clinical research sites. INC is the first CRO to sponsor SCRS scholarships to provide sites across the globe the benefit of training and mentoring gained through SCRS membership. We are the first and only CRO to utilize Site Advocacy Groups, a new forum providing valuable perspectives from sites earlier in the clinical trials process leading to greater predictability in performance and improved site sustainability.

Our focus on principal investigator and clinical research site relationships is unmatched in the industry, as demonstrated by our ranking as the “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is the only CRO to rank consistently among the top three CROs in all seven CenterWatch site relationship surveys conducted since 2007. The Company received an average excellent rating of 49% (up from a 41%

average excellent rating in 2011; the overall average excellent rating for CROs was 45% in 2015). INC’s combined excellent/good rating in 2015 was 82.9%, up from 80.4% in 2013. We were a top-three ranked CRO on four of the five attributes rated by sites as most important to study conduct success, ranking #1 for providing professional medical staff in clinical operations.

Broad global reach with in-depth local market knowledge.    We believe that we are one of a few CROs with the scale, expertise, systems and agility necessary to conduct global clinical trials. We offer our services through a highly skilled staff of approximately 6,100 employees in over 50 countries as of June 30, 2015 and have conducted work in over 100 countries. As of June 30, 2015, approximately 48% of our workforce was located in the United States and Canada, 34% in Europe, 10% in Asia-Pacific, 7% in Latin America and 1% in the Middle East and Africa. We have expanded our presence in high-growth international markets such as Asia-Pacific, Latin America and the Middle East and North Africa. Our comprehensive regulatory expertise and extensive local knowledge facilitate timely patient recruitment for complex clinical trials and improved access to treatment-naïve patients and to emerging markets, thereby reducing the time and cost of these trials for our customers while also optimizing the commercialization potential for new therapies.

Diversified, loyal and growing customer base.    We have a well-diversified, loyal customer base of over 300 customers that includes many of the world’s largest biopharmaceutical companies as well as high-growth, small and mid-sized biopharmaceutical companies. We have several customers with whom we have achieved “preferred provider” or strategic alliance relationships. We define these customer relationships to include ones where we have executed master service agreements in addition to regularly scheduled strategy meetings to discuss the status of our relationship, and for which we serve as a preferred supplier of services. We believe these relationships provide us enhanced opportunities for more business, although they are not a guarantee of future business. In addition, many of our customers are diversified across multiple projects and compounds. Our top five customers represented approximately 66 compounds in 40 indications across 167 active projects in 2014. Our top five customers accounted for approximately 34% and 37% of our net service revenue in 2013 and 2014, respectively, and 38% and 35% for the six months ended June 30, 2014 and 2015, respectively. Our top 10 customers accounted for approximately 44% and 49% of our net service revenue in 2013 and 2014, respectively, and 49% and 48% for the six months ended June 30, 2014 and 2015, respectively. Our customer base is geographically diverse with well-established relationships in the United States, Europe and Asia. We believe the breadth of our footprint reduces our exposure to potential U.S. and European biopharmaceutical industry consolidation. For example, 31% of our 2014 net service revenue was associated with biopharmaceutical customers whose parent companies are headquartered in Japan. We believe that the tenure of our customer relationships as well as the depth of penetration of our services reflect our strong reputation and track record. While 90% and 92% of our new business awards in 2013 and 2014 were from repeat customers and our top ten customers have worked with us for an average of 7.5 years, we were also awarded clinical trials from 58 new customers in 2014, with particularly strong growth among small to mid-sized biopharmaceutical companies. We have also increased our penetration in the large biopharmaceutical market, which we define as the top 50 biopharmaceutical companies measured by annual drug revenue, with 57% of our net service revenue in 2013 and 2014 coming from large biopharmaceutical companies. In 2014, we performed work for 19 of the top 20 companies in the large biopharmaceutical market. We believe we have increased our market share in recent years and are well positioned to continue growing our customer base.

Outstanding financial performance.    We have achieved significant revenue and EBITDA growth over the past several years. For example, during fiscal year 2014, we increased our net service revenue, Adjusted Net Income and Adjusted EBITDA by 24.1%, 174.1%, and 37.7%, respectively, and decreased our net loss by 43.5%. We have continued this growth in the first six months of 2015 with year-over-year increases in our net service revenue, Adjusted Net Income and Adjusted EBITDA of

13.0%, 216.9% and 53.4%, respectively. The momentum in our business is also reflected in the growth in our backlog and new business awards (which is the value of future net service revenue supported by contracts or pre-contract written communications from customers for projects that have received appropriate internal funding approval, are not contingent upon completion of another trial or event and are expected to commence within the next 12 months, minus the value of cancellations in the same period). Backlog and new business awards are not necessarily predictive of future financial performance because they will likely be impacted by a number of factors, including the size and duration of projects which can be performed over several years, project change orders resulting in increases or decreases in project scope, and cancellations. For the period from December 31, 2012 to June 30, 2015, our backlog increased by 26.9% and net new business awards grew by 16.7% in 2014 and 20.4% in 2013. We believe our outstanding financial profile and strong momentum demonstrate the quality of the platform we have built to position ourselves for continued future growth.

Highly experienced management team with a deep-rooted culture of quality and innovation.    We are led by a dedicated and experienced senior management team with significant industry experience and knowledge focused on clinical development. Each of the members of our senior management has 20 years or more of relevant experience, including significant experience across the CRO and biopharmaceutical industries. Our management team has successfully grown our company into a leading CRO through a combination of organic growth and acquisitions and believes we are well positioned to further capitalize on industry growth trends.

Business Strategy

The key elements of our business strategy include:

Focus on attractive, high-growth late-stage clinical development services market.    We believe outsourcing late-stage clinical development services to CROs optimizes returns on invested R&D for biopharmaceutical companies. As development spend and outsourcing penetration rates continue to increase, we estimate that the late-stage clinical development services market will grow at a rate of 7% to 8% annually through 2020 and is poised to realize incremental growth relative to the overall CRO market. We believe that our core focus on the late-stage clinical development services market ideally positions us to benefit from this growth trend. Additionally, we believe that our differentiated approach of investing in highly experienced people, making better use of enabling technology and improving the process of clinical development, will allow our customers to generate superior returns.

Leverage our expertise in complex clinical trials.    We intend to continue to develop and leverage our therapeutic expertise in complex clinical trials. We believe that our focus on and deep expertise in complex therapeutic areas such as CNS, oncology and other complex diseases better position us to win new clinical trials in these fast growing and large therapeutic areas. This is enhanced by the use of our proprietary Trusted Process® methodology that reduces operational risk and variability by standardizing processes and minimizing delays, instills quality throughout the clinical development process and leads customers to more confident, better-informed drug development decisions.

Capitalize on our geographic scale.    We intend to leverage our global breadth and scale to drive continued growth. We have built our presence across key markets over time, developing strong relationships with principal investigators and clinical research sites around the world. We have expanded our patient recruitment capabilities, principal investigator relationships and local regulatory knowledge, which should continue to position us well for new customer wins in a wide array of markets.

We have added geographic reach through both acquisitions and organic growth in areas such as Asia- Pacific, Latin America and the Middle East and North Africa, which we believe is critical to obtaining larger new business awards from large and mid-sized biopharmaceutical companies. Our long-term growth opportunities are enhanced by our strong reputation in emerging markets and our track record of efficiently managing trials in accordance with regional regulatory requirements.

Continue to enhance our Trusted Process® methodology to deliver superior outcomes.    We intend to continue the development and enhancement of our Trusted Process ® methodology, which has delivered measurable, beneficial results for our customers and improved drug development decisions. We believe our Trusted Process ® will continue to lead to high levels of customer satisfaction. Our Trusted Process® is subject to continual improvement based on feedback from therapeutic leadership, staff and customers as well as the market factors of an evolving regulatory environment and technology innovation. Our Trusted Process ® uses best-in-class and industry-leading third-party technology solutions. We expect that through continuous enhancement of our Trusted Process® methodology, we will achieve better alignment of best-in-class technology to enable increased visibility into critical processes, management and controls in the drug development process. For example, a recent technology and process integration has contributed to a 25% reduction in time required for finalization of our clinical monitoring trip reports. If this integrated approach becomes the standard, and if personnel are able to be appropriately reassigned, this improvement in our productivity would equate to 55 full-time equivalents of additional capacity. We intend to continue to position ourselves to quickly adopt best-in-class technology through effective third-party collaborations without the need for high capital investments and maintenance costs, driving attractive returns on capital.

Continue proven track record of identifying and successfully integrating selective acquisitions to augment our organic growth.    Over the past decade, we have developed a systematic approach for integrating acquisitions. Since 2001, we have successfully acquired and integrated ten companies. These strategic acquisitions have increased our size, scale and reach, complementing our organic growth profile as we have become a leading provider of CRO services. Our acquisitions have enabled us to expand our global service offerings across all four phases of biopharmaceutical clinical development while also allowing us to achieve significant synergies and cost reductions. We will continue to evaluate opportunities to acquire and integrate selective tuck-in acquisitions within the CRO sector in order to strengthen our competitive position and realize attractive returns on our investments.

Drive our human capital asset base to grow existing relationships.    As a clinical service provider, our employees are critical to our ability to deliver our innovative operational model by engaging with customers, delivering clinical development services in a complex environment, and supporting and executing our growth strategy. All employees undergo comprehensive initial orientation and ongoing training, including a focus on our Trusted Process® methodology. Our recruiting and retention efforts are geared toward maintaining and growing a stable work force focused on delivering results for customers. We have a successful track record of integrating talent from prior acquisitions and believe we have a best-in-class pool of highly experienced project managers and CRAs. As of June 30, 2015, a significant majority of our CRAs are specifically trained in individual therapeutic areas, with over 60% of our CRAs focused on CNS, oncology or other complex diseases. In addition, over 80% of our CRAs are principally focused in one therapeutic area, and over 70% of our CRAs are solely focused in their area of expertise.

Implications of Having Been an Emerging Growth Company

As a company with less than $1.0 billion in gross revenues during 2013, our last fiscal year prior to our November 2014 initial public offering, or IPO, we qualified at that time as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. Even though we are no longer an emerging growth company because our 2014 gross revenues exceeded $1.0 billion, some of these provisions still apply to us, including:

•	the exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting, which applies to us until we file our Annual Report on Form 10-K for the year ended December 31, 2015;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements.

As a result of our decision to avail ourselves of certain provisions of the JOBS Act, the information that we provide may be different than what you may receive from other public companies in which you hold an equity interest. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

Risks Associated with Our Business

Investing in our common stock involves a number of risks, including the following:

•	If we do not generate a large number of new business awards, or if new business awards are delayed, terminated, reduced in scope or fail to go to contract, our business, financial condition, results of operations or cash flows may be materially adversely affected.

•	Our backlog might not be indicative of our future revenues, and we might not realize all of the anticipated future revenue reflected in our backlog.

•	Our operating results have historically fluctuated between fiscal quarters and may continue to fluctuate in the future, which may adversely affect the market price of our stock after this offering.

•	We have a history of net losses which may continue and which may negatively impact our ability to achieve or sustain profitability.

•	If we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in documentation of change orders, our business, and financial condition, results of operations or cash flows may be materially adversely affected.

•	Our business depends on the continued effectiveness and availability of our information systems, including the information systems we use to provide services to our customers and to store employee data, and failures of these systems, including cyber-attacks, may materially limit our operations or have an adverse effect on our reputation.

•	Our customer or therapeutic area concentration may have a material adverse effect on our business, financial condition, results of operations or cash flows.

•	Our business is subject to international economic, political and other risks that could have a material adverse effect on our business, financial condition, results of operations, cash flows or reputation.

•	If we are unable to successfully increase our market share, our ability to grow our business and execute our growth strategies could be materially adversely affected.

•	If we fail to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations, we could be subject to significant costs or liability and our reputation could be harmed.

•	We may be affected by healthcare reform and potential additional reforms which may adversely impact the biopharmaceutical industry and reduce the need for our services or negatively impact our profitability.

•	Our substantial debt could adversely affect our financial condition.

•	We will incur increased costs and obligations as a result of being a public company.

•	Our Sponsors, as defined below, effectively control our company, and their interests may be different from or conflict with those of our other stockholders.

These and other risks are more fully described in the section entitled “Risk Factors” below, which you should carefully read and consider before making a decision to invest in our common stock. If any of these risks actually occur, our business, financial condition, results of operations, cash flows or reputation would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you could lose all or part of your investment.

Our Sponsors

Following the closing of this offering, affiliates of Avista Capital Partners II, L.P., or Avista, and affiliates of Teachers Private Capital, or Teachers, the private investment arm of Ontario Teachers’ Pension Plan Board, or OTPP, together will continue to own a majority of our outstanding Class A common stock. We expect that following this offering Avista will own approximately     % of our outstanding Class A common stock, and Teachers will own approximately     % of our outstanding Class A common stock and 100% of our outstanding Class B common stock following this offering. The Class A common stock and Class B common stock are each entitled to one vote per share and are substantially identical, except that Class B common stock does not carry the right to vote on the election of directors, and each share of Class B common stock is convertible (on a one-for-one basis) into Class A common stock at any time at the election of the holder. We expect Avista and Teachers will each own approximately     % and     %, respectively, of our Class A common stock assuming the conversion of all of the outstanding shares of Class B common stock into shares of Class A common stock. As a result, Avista and Teachers (each, a “Sponsor” and together, the “Sponsors”) will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. See “Risk Factors—Risks Related to Our Class A Common Stock and this Offering—Our Sponsors effectively control our company, and their interests may be different from or conflict with those of our other stockholders.” See also “Principal and Selling Stockholders.”

Avista is a leading private equity firm with over $6 billion of assets under management and offices in New York, NY, Houston, TX and London, UK. Founded in 2005 as a spin-out from the former DLJ Merchant Banking Partners, or DLJMB, franchise, Avista makes controlling or influential minority investments primarily in growth-oriented healthcare, energy, communications and media, industrial and consumer businesses. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

OTPP is the largest single-profession pension plan in Canada, managing C$154.5 billion in net assets as of December 31, 2014. It is an independent organization responsible for investing the pension fund’s assets and administering the pensions of Ontario’s 311,000 active and retired teachers. OTPP has offices in Toronto, New York, London and Hong Kong. Teachers is the private investment arm of OTPP, managing $21 billion in invested capital as of December 31, 2014.

Recent Developments

On May 14, 2015, we completed a secondary public offering by certain of our existing stockholders of 8,050,000 shares of the Company’s Class A common stock, or the May 2015 Secondary Offering, and the repurchase from certain of our existing stockholders of 5,053,482 shares of our Class A common stock, or the Stock Repurchase. In addition, we refinanced our then-existing credit facility through entry into a new $675 million senior secured credit facility, or 2015 Credit Agreement, consisting of a $525 million term loan and a revolving credit facility of $150 million, referred to as the May 2015 Debt Refinancing. In June 2015, we made a voluntary $50 million prepayment on the term loan. See “Description of Material Indebtedness” for details regarding the 2015 Credit Agreement.

Our Structure

The diagram below reflects a simplified overview of our organizational structure following this offering:

(1)	See “Description of Material Indebtedness.”

(2)	This entity is the borrower under the 2015 Credit Agreement.

Corporate Information

We are a Delaware corporation and were incorporated on August 13, 2010. Our principal executive office is located at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547. Our telephone number at our principal executive office is (919) 876-9300. Our corporate website is www.incresearch.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Class A common stock offered by the selling stockholders	8,000,000 shares.

Class A common stock to be outstanding after this offering	shares.

Class B common stock outstanding after this offering	shares.

Voting rights	Each share of the Class A common stock and Class B common stock are entitled to one vote per share, except that Class B common stock does not carry the right to vote on the election of directors.

Conversion rights	The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on a one-for-one basis, subject to adjustment for any stock splits, combinations or similar events. The shares of Class A common stock held by existing holders of Class B common stock are convertible into Class B common stock on a one-for-one basis, in whole or in part, at any time and from time to time at the option of the holder, subject to adjustment for any stock splits, combinations or similar events.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future; however, we may change this policy in the future. See “Dividend Policy.”

Risk factors	Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of factors you should consider carefully before investing in our Class A common stock.

NASDAQ trading symbol	“INCR.”

Unless otherwise indicated, the number of shares of our common stock outstanding after this offering:

•	excludes 3,919,452 shares of our Class A common stock issuable upon exercise of outstanding stock options as of June 30, 2015 with a weighted average exercise price of $12.87 per share;

•	excludes 2,962,667 shares of our Class A common stock reserved for the future issuance, as of June 30, 2015, under our 2014 Equity Incentive Plan, or the 2014 Plan; and

•	excludes 81,928 shares of nonvested restricted stock units outstanding as of June 30, 2015.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated financial data for the periods ending on and as of the dates indicated. We derived the consolidated statements of operations data for the years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 from our audited consolidated financial statements included in the 2014 Form 10-K. We derived the consolidated statements of operations data for the years ended December 31, 2011 and the consolidated balance sheet data as of December 31, 2011 and 2012 from our audited consolidated financial statements not included in this prospectus or our 2014 Form 10-K. The consolidated statements of operations data for the six months ended June 30, 2014 and 2015 and the consolidated balance sheet data as of June 30, 2015 have been derived from our unaudited consolidated financial statements included in our Q2 2015 Form 10-Q. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements, “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in our 2014 Form 10-K, and our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Q2 2015 Form 10-Q. Our historical results are not necessarily indicative of the results we may achieve in any future period.

	Year Ended December 31,				Six Months Ended June 30,
	2011(1)	2012	2013	2014	2014	2015
	(in thousands, except per share amounts)
Statement of Operations Data:
Net service revenue(2)	$437,005	$579,145	$652,418	$809,728	$388,240	$438,890
Reimbursable out-of-pocket expenses	218,981	289,455	342,672	369,071	164,280	207,319

Total revenue	655,986	868,600	995,090	1,178,799	552,520	646,209

Costs and operating expenses:
Direct costs	279,840	389,056	432,261	515,059	251,545	263,458
Reimbursable out-of-pocket expenses	218,981	289,455	342,672	369,071	164,280	207,319
Selling, general, and administrative	95,063	109,428	117,890	145,143	66,147	72,925
Restructuring and other costs(3)	27,839	35,380	11,828	6,192	3,175	1,594
Transaction expenses(4)	10,322	—	508	7,902	2,042	519
Assets impairment charges(5)	—	4,000	—	17,245	17,245	3,931
Depreciation	15,700	19,915	19,175	21,619	11,894	9,186
Amortization	48,436	58,896	39,298	32,924	13,740	18,951

(Loss) income from operations	(40,195)	(37,530)	31,458	63,644	22,452	68,326
Interest expense, net	(65,482)	(62,007)	(60,489)	(52,787)	(28,724)	(9,493)
Loss on extinguishment of debt	—	—	—	(46,750)	—	(9,795)
Other income (expense), net	11,519	4,679	(1,649)	7,689	1,041	5,141

(Loss) income before provision for income taxes	(94,158)	(94,858)	(30,680)	(28,204)	(5,231)	54,179
Income tax benefit (expense)	34,611	35,744	(10,849)	4,734	18,986	(5,602)

Net (loss) income	(59,547)	(59,114)	(41,529)	(23,470)	13,755	48,577
Class C common stock dividends	(4,500)	(500)	(500)	(375)	(250)	—
Redemption of New Class C common stock	—	—	—	(3,375)	—	—

Net (loss) income attributable to common stockholders	$(64,047)	$(59,614)	$(42,029)	$(27,220)	$13,505	$48,577

Net (loss) income per share attributable to common stockholders:
Basic	$(1.46)	$(1.14)	$(0.81)	$(0.51)	$0.26	0.81
Diluted	$(1.46)	$(1.14)	$(0.81)	$(0.51)	$0.26	0.79
Weighted average common shares outstanding:
Basic	43,875	52,203	52,009	53,301	51,897	59,731
Diluted	43,875	52,203	52,009	53,301	52,066	61,805

	Year Ended December 31,				Six Months Ended June 30,
	2011(1)	2012	2013	2014	2014	2015
	(in thousands, except per share amounts)
Statement of Cash Flow Data:
Net cash (used in) provided by:
Operating activities	$(18,533)	$42,999	$37,270	$131,447	80,396	95,275
Investing activities	(369,670)	(12,974)	(17,714)	(27,853)	(15,241)	(7,669)
Financing activities	422,053	(18,932)	(6,841)	(67,698)	(7,323)	(107,393)

Other Financial Data:
EBITDA(6)	$35,460	$45,960	$88,282	$79,126	$49,127	91,809
Adjusted EBITDA(6)	65,450	84,366	105,521	145,276	68,113	104,459
Adjusted Net (Loss) Income(6)	(9,950)	1,539	16,290	44,647	17,322	54,898
Adjusted Diluted Earnings per common share(6)	$(0.23)	$0.03	$0.31	$0.83	$0.33	0.89
Capital expenditures	(4,763)	(9,591)	(17,714)	(25,551)	(12,939)	(7,670)
Dividends paid	(4,500)	(500)	(500)	(375)	(250)	—
Redemption of New Class C common stock				(3,375)

Operating Data:
Backlog(7)	$1,221,641	$1,320,548	$1,490,787	$1,589,386	$1,492,661	$1,675,993
Net new business awards(8)	$449,254	$676,250	$814,177	$949,790	$384,258	$551,405
Net Book-to-Bill ratio(8)	1.0X	1.2X	1.2X	1.2X	1.0X	1.3X

	December 31, 2014	June 30, 2015
Balance Sheet Data:
Cash and cash equivalents	$126,453	$98,511
Total assets	1,245,087	1,215,744
Total debt and capital leases(9)	419,979	475,111
Total stockholders’ equity	392,209	280,368

(1)	We acquired Trident Clinical Research Pty Ltd., or Trident, on June 1, 2011 and Kendle on July 12, 2011. The financial results of these entities have been included as of and since the dates of acquisition.

(2)	During the second and third quarters of 2014, we experienced higher-than-normal change order activity estimated to be between $6 million and $12 million. Net service revenue for 2014 after adjusting for the estimated impact of $9 million in higher-than-normal change order activity was $800.7 million.

(3)	Restructuring and other costs consist of: (i) severance costs associated with the reduction of our workforce in line with our future business operations and duplicative staff; (ii) lease obligation and termination costs in connection with the abandonment and closure of redundant facilities as a result of our restructuring initiatives; and (iii) other costs consisting primarily of information technology and other consulting and legal fees attributable to our integration of Kendle.

(4)	Transaction expenses of $10.3 million for the year ended December 31, 2011 were related to legal fees, accounting fees and the noncapitalizable portion of bank fees related to our acquisition of Kendle. Transaction expenses of $0.5 million for the year ended December 31, 2013 consisted of third-party fees associated with debt refinancing and the legal fees associated with our acquisition of MEK Consulting, which we completed in March 2014. Transaction expenses for the year ended December 31, 2014 were $7.9 million including $4.2 million in debt issuance costs and third-party fees associated with the debt refinancings in February 2014 and November 2014, $3.4 million of fees associated with the termination of the Avista Capital Holdings, L.P. Advisory Services and Monitoring Agreement, and $0.3 million of legal fees associated with the MEK Consulting acquisition. Transaction expenses of $2.0 million for the six months ended June 30, 2014 were comprised of $1.7 million in fees associated with the debt refinancing in February 2014 and $0.3 million of legal fees associated with the MEK Consulting acquisition. Transaction expenses of $0.5 million for the six months ended June 30, 2015, were comprised of legal fees incurred in connection with the May 2015 Secondary Offering and the Stock Repurchase.

(5)	During the year ended December 31, 2012, we recorded a $4.0 million impairment charge related to the goodwill associated with our Phase I Services reporting unit. During the year ended December 31, 2014, we recorded a $17.2 million impairment charge related to intangible assets and goodwill associated with our Phase I Services and Global Consulting reporting units. During the first quarter of 2015, we recorded a $3.9 million impairment charges related to the long-lived assets and goodwill for our Phase I Services reporting unit.

(6)	We report our financial results in accordance with GAAP. To supplement this information, we also use the following non-GAAP financial measures in this prospectus: EBITDA, Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Diluted Earnings per share. For a discussion of the non-GAAP financial measures in this prospectus, see “Non-GAAP Financial Measures.” For reconciliations of EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income to our closest reported GAAP measures, see “Selected Consolidated Financial Data.”

(7)	Backlog consists of anticipated net service revenue from contract and pre-contract commitments that are supported by written communications. The dollar amount of our backlog consists of anticipated future net service revenue from business awards that either have not started but are anticipated to begin in the next 12 months, or are in process and have not been completed. The majority of our contracts can be terminated by our customers with 30 days’ notice. Backlog has been adjusted to reflect any cancellations or adjustments to the related contracts and changes in the foreign currency exchange rates of awards not denominated in U.S. dollars. Included within backlog at June 30, 2015 is approximately $0.4 billion that we expect to generate revenue in 2015, with the remainder expected to generate revenue beyond 2015. For comparative purposes at June 30, 2013 and 2014, we had approximately $0.3 billion and $0.4 billion that we expected to generate revenue in the years ended December 31, 2013 and 2014, respectively. Backlog is not necessarily indicative of future financial performance because it will likely be impacted by a number of factors, including the size and duration of projects, which can be performed over several years; project change orders resulting in increases or decreases in project scope, and cancellations.

(8)	Net new business awards represent the value of future net service revenue awarded during the period supported by contracts or written pre-contract communications from our customers for projects that have received appropriate internal funding approval, are not contingent upon completion of another trial or event, and are expected to commence within the next 12 months, minus the value of cancellations in the same period. Net book-to-bill ratio represents net new business awards divided by net service revenue. We believe net book-to-bill ratio is commonly used in our industry and represents a useful indicator of our potential future revenue growth rate in that it measures the rate at which we are generating net new business awards compared to our current revenues. Net book-to-bill is better viewed on a trailing twelve-month basis due to the variability within any particular quarter that can be caused by a very large award or cancellation. The trailing twelve-month net book-to-bill ratio was 1.3x for both June 30, 2014 and 2015. However, we cannot assure you that the net book-to-bill rate is predictive of future financial performance because it will likely be impacted by a number of factors, including the size and duration of projects, which can be performed over several years, project change orders resulting in increases or decreases in project scope, and cancellations.

(9)	Includes $8.0 million, $6.7 million, $4.6 million, $5.5 million, and $3.5 million of unamortized discounts as of December 31, 2011, 2012, 2013 and 2014, and June 30, 2014, respectively. As a result of the May 2015 Debt Refinancing, the remaining unamortized discount was written off to loss on extinguishment of debt.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below together with the other information included in or incorporated by reference into this prospectus, and other information included in our securities filings, including the risks and uncertainties described under the caption “Risk Factors” in our 2014 Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and other information in our consolidated financial statements incorporated by reference herein, before deciding to purchase our Class A common stock. The occurrence of any of the following risks may materially and adversely affect our business, financial condition, results of operations, cash flows, reputation and future prospects. In this event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

If we do not generate a large number of new business awards, or if new business awards are delayed, terminated, reduced in scope or fail to go to contract, our business, financial condition, results of operations or cash flows may be materially adversely affected.

Our business is dependent on our ability to generate new business awards from new and existing customers and maintain existing customer contracts for clinical development services and other services. Our inability to generate new business awards on a timely basis and subsequently enter into contracts for such awards could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The time between when a study is awarded and when it goes to contract is typically several months, and prior to a new business award going to contract, our customers can cancel the award without notice. Once an award goes to contract, the majority of our customers can terminate the contract with 30 days’ notice. Our contracts may be delayed or terminated by our customers or reduced in scope for a variety of reasons beyond our control, including but not limited to:

•	decisions to forego or terminate a particular trial;

•	budgetary limits or changing priorities;

•	actions by regulatory authorities;

•	production problems resulting in shortages of the drug being tested;

•	failure of products being tested to satisfy safety requirements or efficacy criteria;

•	unexpected or undesired clinical results for products;

•	insufficient patient enrollment in a trial;

•	insufficient principal investigator recruitment;

•	shift of business to a competitor or internal resources; or

•	product withdrawal following market launch.

As a result, contract terminations, delays and modifications are a regular part of our business. In the event of termination, our contracts often provide for fees for winding down the project, which include both fees incurred and actual and non-cancellable expenditures and may include a fee to cover a percentage of the remaining professional fees on the project. These fees may not be sufficient for us to maintain our margins, and termination may result in lower resource utilization rates and therefore lower operating margins. In addition, cancellation of a clinical trial for the reasons noted above may result in the unwillingness or inability of our customer to satisfy certain associated accounts receivable, which may in turn result in a material impact to our results of operations and cash flow. Historically, cancellations and delays have negatively impacted our operating results. In addition, we might not realize the full benefits of our backlog if our customers cancel, delay or reduce their commitments to us, which may occur if, among other things, a customer decides to shift its business to a competitor or revoke our status as a preferred provider. Thus, the loss or delay of a large business award or the loss or delay of multiple awards could adversely affect our service revenues and profitability. Additionally, a change in the timing of a new business award could affect the period over which we recognize revenue and reduce our revenue in any one quarter.

Our backlog might not be indicative of our future revenues, and we might not realize all of the anticipated future revenue reflected in our backlog.

Backlog consists of anticipated net service revenue awarded from contract and pre-contract commitments that are supported by written communications. Once work begins on a project, revenue is recognized over the duration of the project, provided the award has gone to contract. Projects may be canceled or delayed by the customer or delayed by regulatory authorities for reasons beyond our control. To the extent projects are delayed, the timing of our revenue could be adversely affected. In addition, if a customer terminates a contract, we typically would be entitled to receive payment for all services performed up to the termination date and subsequent customer-authorized services related to terminating the canceled project. Typically, however, we have no contractual right to the full amount of the future revenue reflected in our backlog in the event of a contract termination or subsequent changes in scope that reduce the value of the contract. The duration of the projects included in our backlog, and the related revenue recognition, typically range from a few months to several years. Our backlog might not be indicative of our future revenues, and we might not realize all the anticipated future revenue reflected in our backlog. A number of factors may affect backlog, including:

•	the size, complexity and duration of projects or strategic relationships;

•	the cancellation or delay of projects;

•	the failure of one or more business awards to go to contract; and

•	changes in the scope of work during the course of projects.

The rate at which our backlog converts to revenue may vary over time. The revenue recognition on larger, more global projects could be slower than on smaller, more regional projects for a variety of reasons, including, but not limited to, an extended period of negotiation between the time the project is awarded to us and the actual execution of the contract, as well as an increased timeframe for obtaining the necessary regulatory approvals.

Our backlog at June 30, 2015 was $1.7 billion. Although an increase in backlog will generally result in an increase in revenues over time, an increase in backlog at a particular point in time does not necessarily correspond directly to an increase in revenues during any particular period, or at all. The extent to which contracts in backlog will result in revenue depends on many factors, including, but not limited to, delivery against project schedules, scope changes, contract terminations and the nature, duration and complexity of the contracts, and can vary significantly over time.

Our operating results have historically fluctuated between fiscal quarters and may continue to fluctuate in the future, which may adversely affect the market price of our stock after this offering.

Our operating results have fluctuated in previous quarters and years and may continue to vary significantly from quarter to quarter and are influenced by a variety of factors, such as:

•	timing of contract amendments for changes in scope that could affect the value of a contract and potentially impact the amount of net new business awards and net service revenues from quarter to quarter;

•	commencement, completion, execution, postponement or termination of large contracts;

•	contract terms for the recognition of revenue milestones;

•	progress of ongoing contracts and retention of customers;

•	timing of and charges associated with completion of acquisitions and other events;

•	changes in the mix of services delivered, both in terms of geography and type of services;

•	potential customer disputes, penalties or other issues that may impact the revenue we are able to recognize or the collectability of our related accounts receivable; and

•	exchange rate fluctuations.

Our operating results for any particular quarter are not necessarily a meaningful indicator of future results and fluctuations in our quarterly operating results could negatively affect the market price and liquidity of our shares.

We have a history of net losses which may continue and which may negatively impact our ability to achieve or sustain profitability.

We have a history of net losses and cannot assure you that we will achieve or sustain profitability on a quarterly or annual basis in the future. For the six months ended June 30, 2015, we had net income of $48.6 million. However, for the years ended December 31, 2012, 2013 and 2014 we incurred net losses of $59.1 million, $41.5 million and $23.5 million, respectively. If we cannot reach or maintain profitability, the value of our stock price may be impacted.

If we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in documentation of change orders, our business, financial condition, results of operations or cash flows may be materially adversely affected.

We price our contracts based on assumptions regarding the scope of work required and cost to complete the work. We bear the financial risk if we initially underprice our contracts or otherwise overrun our cost estimates, which could adversely affect our cash flows and financial performance. In addition, contracts with our customers are subject to change orders, which occur when the scope of work we perform needs to be modified from that originally contemplated in our contract with the customers. This can occur, for example, when there is a change in a key study assumption or parameter or a significant change in timing. We may be unable to successfully negotiate changes in scope or change orders on a timely basis or at all, which could require us to incur cost outlays ahead of the receipt of any additional revenue. In addition, under GAAP, we cannot recognize additional revenue anticipated from change orders until appropriate documentation is received by us from the customer authorizing the change. However, if we incur additional expense in anticipation of receipt of that documentation, we must recognize the expense as incurred. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our business depends on the continued effectiveness and availability of our information systems, including the information systems we use to provide services to our customers and to store employee data, and failures of these systems, including cyber-attacks, may materially limit our operations or have an adverse effect on our reputation.

Our information systems are comprised of systems we have purchased or developed, legacy information systems from organizations we have acquired and, increasingly, web-enabled and other integrated information systems. In using these information systems, we frequently rely on third-party vendors to provide hosting services, where our infrastructure is dependent upon the reliability of their underlying platforms, facilities and communications systems. We also utilize integrated information systems that we provide customers access to or install for our customers in conjunction with our delivery of services.

As the breadth and complexity of our information systems continue to grow, we will increasingly be exposed to the risks inherent in maintaining the stability of our legacy systems due to prior customization, attrition of employees or vendors involved in their development, and obsolescence of the underlying technology as well as risks from the increasing number and scope of external data breaches on multi-national companies. Because certain customers and clinical trials may be dependent upon these legacy systems, we also face an increased level of embedded risk in maintaining the legacy systems and limited options to mitigate such risk. We are also exposed to risks associated with the availability of all our information systems, including:

•	disruption, impairment or failure of data centers, telecommunications facilities or other key infrastructure platforms, including those maintained by our third-party vendors;

•	security breaches of, cyber-attacks on and other failures or malfunctions in our internal systems, including our employee data and communications, critical application systems or their associated hardware; and

•	excessive costs, excessive delays or other deficiencies in systems development and deployment.

The materialization of any of these risks may impede the processing of data, the delivery of databases and services, and the day-to-day management of our business and could result in the corruption, loss or unauthorized disclosure of proprietary, confidential or other data. While we have disaster recovery plans in place, they might not adequately protect us in the event of a system failure. Despite any precautions we take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at our various computer facilities or those of our third-party vendors could result in interruptions in the flow of data to us and from us to our customers. Corruption or loss of data may result in the need to repeat a trial at no cost to the customer, but at significant cost to us, the termination of a contract or damage to our reputation. Additionally, significant delays in system enhancements or inadequate performance of new or upgraded systems once completed could damage our reputation and harm our business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving cities in which we have offices, and cyber-attacks such as those recently faced by other multi-national companies could adversely affect our businesses. As our business continues to expand globally, these types of risks may be further increased by instability in the geopolitical climate of certain regions, underdeveloped and less stable utilities and communications infrastructure, and other local and regional factors. Although we carry property and business interruption insurance which we believe is customary for our industry, our coverage might not be adequate to compensate us for all losses that may occur.

Unauthorized disclosure of sensitive or confidential data, whether through systems failure or employee negligence, cyber-attacks, fraud or misappropriation, could damage our reputation and cause us to lose customers. Similarly, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we internally or externally develop for our customers, including a cyber-attack by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results. Nonetheless, successful attacks in the future could result in negative publicity, significant remediation costs, legal liability and damage to our reputation and could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, our liability insurance might not be sufficient in type or amount to cover us against claims related to security breaches, cyber-attacks and other related breaches.

Our customer or therapeutic area concentration may have a material adverse effect on our business, financial condition, results of operations or cash flows.

If any large customer decreases or terminates its relationship with us, our business, financial condition, results of operations or cash flows could be materially adversely affected. For the year ended December 31, 2014, our top ten customers based on revenue accounted for approximately 49% of our net service revenue and our top ten customers based on backlog accounted for approximately 54% of our total backlog. For the six months ended June 30, 2015, our top ten customers based on revenue accounted for approximately 48% of our net service revenue and our top ten customers based on backlog accounted for approximately 52% of our total backlog. Various subsidiaries of Otsuka Holdings Co., Ltd. accounted for approximately 12%, 15% and 14% of our net service revenue in the years ended December 31, 2012, 2013 and 2014, respectively, and 14% for six months ended June 30, 2014. Various subsidiaries of Astellas Pharma, Inc. accounted for 12% of net service revenue for the year ended December 31, 2014, and 12% and 10% for the six months ended June 30, 2014 and 2015, respectively. It is possible that an even greater portion of our revenues will be attributable to a smaller number of customers in the future, including as a result of our entering into strategic provider relationships with customers. Also, consolidation in our potential customer base results in increased competition for important market segments and fewer available customer accounts.

Additionally, conducting multiple clinical trials for different sponsors in a single therapeutic class involving drugs with the same or similar chemical action may adversely affect our business if some or all of the trials are canceled because of new scientific information or regulatory judgments that affect the drugs as a class. Similarly, marketing and selling products for different sponsors with similar drug action subjects us to risk if new scientific information or regulatory judgment prejudices the products as a class, leading to compelled or voluntary prescription limitations or withdrawal of some or all of the products from the market.

Our business is subject to international economic, political and other risks that could have a material adverse effect on our business, financial condition, results of operations, cash flows or reputation.

We have operations in many foreign countries, including, but not limited to, countries in the Asia-Pacific region, Europe, Latin America and the Middle East and Africa. As of June 30, 2015, approximately 57% of our workforce was located outside of the United States, and for the fiscal quarter ended June 30, 2015, approximately 29% of our net service revenue was billed to locations outside the United States. Our international operations are subject to risks and uncertainties inherent in operating in these regions, including:

•	conducting a single trial across multiple countries is complex, and issues in one country, such as a failure to comply with or unanticipated changes to local regulations or restrictions such as restrictions on import or export of clinical trial material or availability of clinical trial data may affect the progress of the trial in the other countries, resulting in delays or potential termination of contracts, which in turn may result in loss of revenue;

•	the United States or other countries could enact legislation or impose regulations or other restrictions, including unfavorable labor regulations, tax policies, data protection regulations or economic sanctions, which could have an adverse effect on our ability to conduct business in or expatriate profits from the countries in which we operate;

•	foreign countries are expanding or may expand their banking regulations that govern international currency transactions, particularly cross-border transfers, which may inhibit our ability to transfer funds into or within a jurisdiction, impeding our ability to pay our principal investigators, vendors and employees, thereby impacting our ability to conduct trials in such jurisdictions;

•	foreign countries are expanding or may expand their regulatory framework with respect to patient informed consent, protection and compensation in clinical trials, additional transparency reporting requirements (similar to the Physician Payment Sunshine Act in the United States), which could delay, inhibit or prohibit our ability to conduct trials in such jurisdictions;

•	the regulatory or judicial authorities of foreign countries might not enforce legal rights and recognize business procedures in a manner in which we are accustomed or would reasonably expect;

•	changes in political and economic conditions, including inflation, may lead to changes in the business environment in which we operate, as well as changes in foreign currency exchange rates;

•	potential violations of existing or newly adopted local laws or anti-bribery laws, such as the United States Foreign Corrupt Practices Act, or FCPA, and the UK Bribery Act of 2010, may cause a material adverse effect on our business, financial condition, results of operations, cash flows or reputation;

•	customers in foreign jurisdictions may have longer payment cycles, and it may be more difficult to collect receivables in those jurisdictions;

•	natural disasters, pandemics or international conflict, including terrorist acts, could interrupt our services, endanger our personnel or cause project delays or loss of trial materials or results;

•	political unrest, such as the current situation in the Ukraine, could delay or disrupt the ability to conduct clinical trials; and

•	foreign governments may enact currency exchange controls that may limit the ability to fund our operations or significantly increase the cost of maintaining operations.

These risks and uncertainties could negatively impact our ability to, among other things, perform large, global projects for our customers. Furthermore, our ability to deal with these issues could be affected by applicable U.S. laws. Any such risks could have an adverse impact on our business, financial condition, results of operations, cash flows or reputation.

Governmental authorities may question our intercompany transfer pricing policies or change their laws in a manner that could increase our effective tax rate or otherwise harm our business.

As a U.S. company doing business in international markets through subsidiaries, we are subject to foreign tax and intercompany pricing laws, including those relating to the flow of funds between the parent and subsidiaries. Regulators in the United States and in foreign markets closely monitor our corporate structure and how we account for intercompany fund transfers. If regulators challenge our corporate structure, transfer pricing mechanisms or intercompany transfers, our operations may be negatively impacted and our effective tax rate may increase. Tax rates vary from country to country and if regulators determine that our profits in one jurisdiction should be increased, we might not be able to fully utilize all foreign tax credits that are generated, which would increase our effective tax rate. Additionally, the Organization for Economic Cooperation and Development, or OECD, has issued certain proposed guidelines regarding base erosion and profit sharing. Once these guidelines are formally adopted by the OECD, it is possible that separate taxing jurisdictions may also adopt some form of these guidelines. In such case, we may need to change our approach to intercompany transfer pricing in order to maintain compliance under the new rules. Our effective tax rate may increase or decrease depending on the current location of global operations at the time of the change. Finally, we might not always be in compliance with all applicable customs, exchange control, Value Added Tax and transfer pricing laws despite our efforts to be aware of and to comply with such laws. If these laws change we may need to adjust our operating procedures and our business could be adversely affected.

If we are unable to successfully increase our market share, our ability to grow our business and execute our growth strategies could be materially adversely affected.

A key element of our growth strategy is increasing our market share both within the clinical development market and in the geographic markets in which we operate. As we grow our market share, we might not have or adequately build the competencies necessary to perform our services satisfactorily or may face increased competition. If we are unable to succeed in increasing our market share, we will be unable to implement this element of our growth strategy, and our ability to grow our business could be adversely affected.

Upgrading the information systems that support our operating processes and evolving the technology platform for our services pose risks to our business.

Continued efficient operation of our business requires that we implement standardized global business processes and evolve our information systems to enable this implementation. We have continued to undertake significant programs to optimize business processes with respect to our services. Our inability to effectively manage the implementation of new information systems or upgrades and adapt to new processes designed into these new or upgraded systems in a timely and cost-effective manner may result in disruption to our business and negatively affect our operations.

We have entered into agreements with certain vendors to provide systems development, integration and hosting services that develop or license to us the information technology, or IT, platforms and capacity for programs to optimize our business processes. If such vendors or their products fail to perform as required or if there are substantial delays in developing, implementing and updating our IT platforms, our customer delivery may be impaired, and we may have to make substantial further investments, internally or with third parties, to achieve our objectives. For example, we rely on an external vendor to provide the clinical trial management software used in managing the completion of our customer clinical trials. If that externally provided system is not properly maintained we might not be able to meet the obligations of our contracts or may need to incur significant costs to replace the system or capability. Additionally, our progress may be limited by parties with existing or claimed patents who seek to enjoin us from using preferred technology or seek license payments from us.

Meeting our objectives is dependent on a number of factors which might not take place as we anticipate, including obtaining adequate technology-enabled services, depending upon our third-party vendors to develop and enhance existing applications to adequately support our business, creating IT-enabled services that our customers will find desirable and implementing our business model with respect to these services. Also, increased IT-related expenditures and our potential inability to anticipate increases in service costs may negatively impact our business, financial condition, results of operations or cash flows.

If we fail to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations, we could be subject to significant costs or liability and our reputation could be harmed.

We contract with biopharmaceutical companies to perform a wide range of services to assist them in bringing new drugs to market. Our services include monitoring clinical trials, data and laboratory analysis, electronic data capture, or EDC, patient recruitment and other related services. Such services are complex and subject to contractual requirements, regulatory standards and ethical considerations. For example, we must adhere to applicable regulatory requirements such as the United States Food and Drug Administration, or the FDA, current Good Clinical Practice, or GCP, regulations, which govern, among other things, the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials. If we fail to perform our services in accordance with these requirements, regulatory agencies may take action against us or our customers. Such actions may include sanctions such as injunctions or failure of such regulatory authorities to grant marketing approval of products, imposition of clinical holds or delays, suspension or withdrawal of approvals, rejection of data collected in our studies, license revocation, product seizures or recalls, operational restrictions, civil or criminal penalties or prosecutions, damages or fines. Additionally, there is a risk that actions by regulatory authorities, if they result in significant inspectional observations or other measures, could harm our reputation and cause customers not to award us future contracts or to cancel existing contracts. Any such action could have a material adverse effect on our business, financial condition, results of operations, cash flows or reputation.

Such consequences could arise if, among other things, the following occur:

Improper performance of our services. The performance of clinical development services is complex and time-consuming. For example, we may make mistakes in conducting a clinical trial that could negatively impact or obviate the usefulness of the trial or cause the results of the trial to be reported improperly. If the trial results are compromised, we could be subject to significant costs or liability, which could have an adverse impact on our ability to perform our services and our reputation could be harmed. As examples:

•	non-compliance generally could result in the termination of ongoing clinical trials or the disqualification of data for submission to regulatory authorities;

•	compromise of data from a particular trial, such as failure to verify that adequate informed consent was obtained from subjects or improper monitoring of data, could require us to repeat the trial under the terms of our contract at no further cost to our customer, but at a substantial cost to us; and

•	breach of a contractual term could result in liability for damages or termination of the contract.

Large clinical trials can cost hundreds of millions of dollars and improper performance of our services could have a material adverse effect on our financial condition, damage our reputation and result in the termination of current contracts by or failure to obtain future contracts from the affected customer or other customers.

Interactive Voice/Web Response Technology malfunction.     We develop, maintain and use third-party computer run interactive voice/web response systems to automatically manage the randomization of patients in a given clinical trial to different treatment arms and regulate the supply of investigational drugs, all by means of interactive voice/web response systems. An error in the design, programming or validation of these systems could lead to inappropriate assignment or dosing of patients which could give rise to patient safety issues, invalidation of the trial or liability claims against us. Furthermore, negative publicity associated with such a malfunction could have an adverse effect on our business and reputation. Additionally, errors in randomization may require us to repeat the trial at no further cost to our customer, but at a substantial cost to us.

Investigation of customers.     From time to time, one or more of our customers are audited or investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of their clinical trials, programs or the marketing and sale of their drugs. In these situations, we have often provided services to our customers with respect to the clinical trials, programs or activities being audited or investigated, and we are called upon to respond to requests for information by the authorities and agencies. There is a risk that either our customers or regulatory authorities could claim that we performed our services improperly or that we are responsible for clinical trial or program compliance. If our customers or regulatory authorities make such claims against us and prove them, we could be subject to damages, fines or penalties. In addition, negative publicity regarding regulatory compliance of our customers’ clinical trials, programs or drugs could have an adverse effect on our business and reputation.

Insufficient customer funding to complete a clinical trial.     As noted above, clinical trials can cost hundreds of millions of dollars. There is a risk that we may initiate a clinical trial for a customer, and then the customer becomes unwilling or unable to fund the completion of the trial. In such a situation, notwithstanding the customer’s ability or willingness to pay for or otherwise facilitate the completion of the trial, we may be ethically bound to complete or wind down the trial at our own expense.

In addition to the above U.S. laws and regulations, we must comply with the laws of all countries where we do business, including laws governing clinical trials in the jurisdiction where the trials are performed. Failure to comply with applicable requirements could subject us to regulatory risk, liability and potential costs associated with redoing the trials, which could damage our reputation and adversely affect our operating results.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business or pursuant to governmental or regulatory enforcement activity. While we do not believe that the resolution of any currently pending lawsuits against us will, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows, litigation to which we subsequently become a party might result in substantial costs and divert management’s attention and resources, which might seriously harm our business, financial condition, results of operations and cash flows. Insurance might not cover such claims, might not provide sufficient payments to cover all of the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. In particular, any claim could result in potential liability for us if the claim is outside the scope of the indemnification agreement we have with our customers, our customers do not abide by the indemnification agreement as required or the liability exceeds the amount of any applicable indemnification limits or available insurance coverage. A claim brought against us that is uninsured or underinsured could result in unanticipated costs and could have a material adverse effect on our financial condition, results of operations, cash flows or reputation.

Our business exposes us to potential liability for personal injury or claims that could materially adversely affect our business, financial condition, results of operations, cash flows or reputation.

Our business involves clinical trial management, which is one of our clinical development service offerings and includes the testing of new drugs on human volunteers. This business exposes us to the risk of liability for personal injury or death to patients resulting from, among other things, possible unforeseen adverse side effects or improper administration of a drug or device. Many of these volunteers and patients are already seriously ill and are at risk of further illness or death. Although we attempt to negotiate indemnification arrangements with our customers or vendors, we might not be able to collect under these arrangements and our exposure could exceed any contractual limits on indemnification. Any claim or liability could have a material adverse effect on our business, financial condition, results of operations, cash flows or reputation.

If our insurance does not cover all of our indemnification obligations and other liabilities associated with our operations, our business, financial condition, results of operations or cash flows may be materially adversely affected.

We maintain insurance designed to provide coverage for ordinary risks associated with our operations and our ordinary indemnification obligations which we believe to be customary for our industry. The coverage provided by such insurance might not be adequate for all claims we may make or may be contested by our insurance carriers. If our insurance is not adequate or available to pay all claims or exposures associated with our operations, or if we are unable to purchase adequate insurance at reasonable rates in the future, our business, financial condition, results of operations or cash flows may be materially adversely affected.

If we are unable to attract suitable principal investigators and recruit and enroll patients for clinical trials, our clinical development business might suffer.

The recruitment of principal investigators and patients for clinical trials is essential to our business. Principal investigators are typically located at hospitals, clinics or other sites and supervise the administration of the investigational drug to patients during the course of a clinical trial. Patients generally include people from the communities in which the clinical trials are conducted. Our clinical development business could be adversely affected if we are unable to attract suitable and willing principal investigators or recruit and enroll patients for clinical trials on a consistent basis. The expanding global nature of clinical trials increases the risk associated with attracting suitable principal investigators and patients, especially if these trials are conducted in regions where our resources or experience may be more limited. For example, if we are unable to engage principal investigators to conduct clinical trials as planned or enroll sufficient patients in clinical trials, we might need to expend additional funds to obtain access to more principal investigators and patients than planned or else be compelled to delay or modify the clinical trial plans, which may result in additional costs to us or cancellation of the trial by our customer. If realized, these risks may also inhibit our ability to attract new business, particularly in certain regions.

Many of the costs for our Phase I Services segment are fixed in nature, which could adversely affect our business, financial condition, results of operations and cash flows.

Since a large amount of the operating costs for our Phase I Services segment are relatively fixed while revenue is subject to fluctuation, moderate variations in the commencement, progress or completion of the Phase I studies in our Phase I Services segment may cause variations in our financial condition, results of operations and cash flows. Expenses must be recognized when incurred and the delay of a contract could adversely affect our service revenues and profitability. Net service revenue from our Phase I Services segment for the year ended December 31, 2014 represented approximately 1% of our total net service revenue for that period.

If we lose the services of key personnel or are unable to recruit experienced personnel, our business, financial condition, results of operations, cash flows or reputation could be materially adversely affected.

Our success substantially depends on the collective performance, contributions and expertise of our senior management team and other key personnel including qualified management, professional, scientific and technical operating staff and business development personnel. There is significant competition for qualified personnel, particularly those with higher educational degrees, in the biopharmaceutical and related services industries. In addition, the close proximity of some of our facilities to offices of our major competitors could adversely impact our ability to successfully recruit and retain key personnel. The departure of any key executive, or our inability to continue to identify, attract and retain qualified personnel or replace any departed personnel in a timely fashion, might impact our ability to grow our business and compete effectively in our industry and might negatively affect our business, financial condition, results of operations, cash flows or reputation.

Exchange rate fluctuations may have a material adverse effect on our business, financial condition, results of operations or cash flows.

Approximately 28% of our fiscal year 2014 net service revenues were contracted in currencies other than U.S. dollars and 39% of our direct and operating costs are incurred in countries with functional currencies other than U.S. dollars. Our financial statements are reported in U.S. dollars and changes in foreign currency exchange rates could significantly affect our financial condition, results of operations and cash flows. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:

Foreign Currency Risk from Differences in Customer Contract Currency and Operating Costs Currency.    The majority of our global contracts are denominated in U.S. dollars or Euros while the currency used to fund our operating costs in foreign countries is denominated in various different currencies. Fluctuations in the exchange rates of the currencies we use to contract with our customers and the currencies in which we incur cost to complete those contracts can have a significant impact on our results of operations.

Foreign Currency Translation Risk.    The revenue and expenses of our international operations are generally denominated in local currencies and translated into U.S. dollars for financial reporting purposes. Accordingly, exchange rate fluctuations will affect the translation of international results into U.S. dollars for purposes of reporting our consolidated results.

Foreign Currency Transaction Risk.    We are subject to foreign currency transaction risk for fluctuations in exchange rates during the period of time between the consummation and cash settlement of a transaction. We earn revenue from our service contracts denominated in currencies other than U.S. dollars over a period of several months and, in many cases, over several years. Accordingly, exchange rate fluctuations during this period may affect our profitability with respect to such contracts.

We may limit these risks through exchange rate fluctuation provisions stated in our service contracts, or we may hedge our transaction risk with foreign currency exchange contracts or options. We have not, however, mitigated all of our foreign currency transaction risk, and we may experience fluctuations in financial results from our operations outside the United States and foreign currency transaction risk associated with our service contracts.

Unfavorable economic conditions could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Unfavorable economic conditions, including disruptions in the credit and capital markets, could have a negative effect on our business, financial condition, results of operations or cash flows. For example, our customers might not be able to raise money to conduct existing clinical trials, or to fund new drug development and related future clinical trials. In addition, economic or market disruptions could negatively impact our vendors, contractors, or principal investigators which might have a negative effect on our business.

Our effective income tax rate may fluctuate, which may adversely affect our results of operations.

Our effective income tax rate is influenced by our projected profitability in the various taxing jurisdictions in which we operate. Changes in the distribution of profits and losses among taxing jurisdictions may have a significant impact on our effective income tax rate, which in turn could have an adverse effect on our results of operations. Further, we have a full valuation allowance on our net operating loss, or NOL, carryforwards and other net deferred tax assets in the United States and

United Kingdom, our principal contracting locations. Accordingly, under GAAP, we do not recognize a tax benefit or expense in current operations for income generated in these jurisdictions. Factors that may affect our effective income tax rate include, but are not limited to:

•	the requirement to exclude from our quarterly worldwide effective income tax calculations the benefit for losses in jurisdictions where no income tax benefit can be recognized;

•	actual and projected full year pre-tax income;

•	the repatriation of foreign earnings to the United States;

•	uncertain tax positions;

•	changes in tax laws in various taxing jurisdictions;

•	audits by taxing authorities;

•	the establishment of valuation allowances against deferred income tax assets if we determine that it is more likely than not that future income tax benefits will not be realized;

•	the release of a previously established valuation allowances against deferred income tax assets if we determine that it is more likely than not that future income tax benefits will be realized; and

•	changes in the relative mix and size of clinical studies in various tax jurisdictions.

These changes may cause fluctuations in our effective income tax rate that could adversely affect our results of operations and cause fluctuations in our earnings and earnings per share.

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss, or NOL, carryforwards to reduce our future tax liability.

As of December 31, 2014, we had U.S. federal NOL carryforwards of approximately $185 million and state NOL carryforwards of approximately $263 million, which are limited annually due to certain change in ownership provisions of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. Based on our estimates, approximately $5.1 million of our federal NOL carryforwards are subject to limitation under Section 382 of the Code and will expire unused. In addition, as a result of the Kendle acquisition, approximately $76.6 million in NOL carryforwards are subject to an annual Section 382 base limitation of $7.7 million. The limitation is not expected to impact the realization of the deferred tax assets associated with these NOLs. Our federal NOL carryforwards will begin to expire in 2018 and will completely expire in 2033. Our state NOL carryforwards may be used over various periods ranging from one to 20 years. See Note 10 to our consolidated financial statements included in our 2014 Form 10-K for a further discussion of our tax loss carryovers and current limitations on our ability to utilize NOLs.

Future ownership changes within the meaning of Section 382(g) of the Code may subject our tax loss carryforwards to annual limitations which would restrict our ability to use them to offset our taxable income in periods following the ownership changes. In general, the annual use limitation equals the aggregate value of our equity at the time of the ownership change multiplied by a specified tax-exempt interest rate.

We have had significant financial losses in previous years and, as a result, we currently maintain a full valuation allowance for our deferred tax assets including our federal and state NOL carryforwards.

We have only a limited ability to protect our intellectual property rights, and these rights are important to our success.

We develop, use and protect our proprietary methodologies, analytics, systems, technologies and other intellectual property. Existing laws of the various countries in which we provide services or solutions offer only limited protection of our intellectual property rights, and the protection in some countries may be very limited. We rely upon a combination of trade secrets, confidentiality policies, nondisclosure agreements, and other contractual arrangements, and copyright and trademark laws, to protect our intellectual property rights. These laws are subject to change at any time and certain agreements might not be fully enforceable, which could further restrict our ability to protect our innovations. Our intellectual property rights might not prevent competitors from independently developing services similar to or duplicative of ours or alleging infringement by us of their intellectual property rights in certain jurisdictions. The steps we take in this regard might not be adequate to prevent or deter infringement or misappropriation of our intellectual property or claims against us for alleged infringement or misappropriation by competitors, former employees or other third parties. Furthermore, we might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights. Enforcing our rights might also require considerable time, money and oversight, and we might not be successful in enforcing our rights.

If we are unable to successfully integrate potential future acquisitions, our business, financial condition, results of operations and cash flows could be materially adversely affected.

We have completed a number of acquisitions in the past and anticipate that a portion of our future growth may come from strategic tuck-in acquisitions. The success of any acquisition will depend upon, among other things, our ability to effectively integrate acquired personnel, operations, products and technologies into our business and to retain the key personnel and customers of our acquired businesses. In addition, we may be unable to identify suitable acquisition opportunities or obtain any necessary financing on commercially acceptable terms. We may also spend time and money investigating and negotiating with potential acquisition targets but not complete the transaction. Any acquisition could involve other risks, including, among others, the assumption of additional liabilities and expenses, difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits, issuances of potentially dilutive securities or interest-bearing debt, loss of key employees of the acquired companies, transaction expenses, diversion of management’s attention from other business concerns and, with respect to the acquisition of international companies, the inability to overcome differences in international business practices, language and customs. Our failure to successfully integrate potential future acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Potential future investments in our customers’ businesses or drugs could have a negative impact on our financial results.

Although we historically have not engaged in business transactions with our customers other than to provide our services, we may in the future enter into arrangements with our customers or other drug companies in which we take on some of the risk of the potential success or failure of their businesses or drugs, including making strategic investments in our customers or other drug companies, providing financing to customers or other drug companies or acquiring an interest in the revenues from customers’ drugs or in entities developing a limited number of drugs. Our financial results would be adversely affected if any such investments or the underlying drugs result in losses or do not achieve the level of success that we anticipate and/or our return or payment from any such drug investment or financing is less than our direct and indirect costs with respect to these arrangements.

Our relationships with existing or potential customers who are in competition with each other may adversely impact the degree to which other customers or potential customers use our services, which may adversely affect our business, financial condition, results of operations or cash flows.

The biopharmaceutical industry is highly competitive, with biopharmaceutical companies each seeking to persuade payers, providers and patients that their drug therapies are better and more cost-effective than competing therapies marketed or being developed by competing firms. In addition to the adverse competitive interests that biopharmaceutical companies have with each other, biopharmaceutical companies also have adverse interests with respect to drug selection and reimbursement with other participants in the healthcare industry, including payers and providers. Biopharmaceutical companies also compete to be first to market with new drug therapies. We regularly provide services to biopharmaceutical companies who compete with each other, and we sometimes provide services to such customers regarding competing drugs in development. Our existing or future relationships, particularly broader strategic provider relationships, with our biopharmaceutical customers may therefore deter other biopharmaceutical customers from using our services or may result in our customers seeking to place limits on our ability to serve other biopharmaceutical industry participants. In addition, our further expansion into the broader healthcare market may adversely impact our relationships with biopharmaceutical customers, and such customers may elect not to use our services, reduce the scope of services that we provide to them or seek to place restrictions on our ability to serve customers in the broader healthcare market with interests that are adverse to theirs. Any loss of customers or reductions in the level of revenues from a customer could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our results of operations may be adversely affected if we fail to realize the full value of our goodwill and intangible assets.

As of June 30, 2015, we had goodwill and net intangible assets of $724.9 million, which constituted approximately 60% of our total assets. We periodically (at least annually unless triggering events occur that cause an interim evaluation) evaluate goodwill and other acquired intangible assets for impairment. Any future determination requiring the write off of a portion of our goodwill or other acquired intangible assets could adversely affect our business, financial condition, and results of operations. If we are not able to realize the value of the goodwill and indefinite-lived intangible assets, we may be required to incur material charges relating to the impairment of those assets. During the year ended December 31, 2014, we recorded an impairment of our intangible assets of $8.0 million and our goodwill of $9.2 million associated with our Phase I Services and Global Consulting reporting units. During the first quarter of 2015, we continued to observe deteriorating performance in our Phase I Services reporting unit, resulting in a triggering event requiring an evaluation of both long-lived assets and goodwill for potential impairment. As a result of this evaluation, for the six months ended June 30, 2015, we recorded a total asset impairment charge of $3.9 million, consisting of a long-lived assets impairment charge of $1.0 million and a goodwill impairment charge of $2.9 million. As of June 30, 2015, there were no intangible assets associated with Phase I Services. Similar impairment charges in the future could materially and adversely affect our business, financial condition, results of operations and cash flows.

We face risks arising from the restructuring of our operations which could adversely affect our business, financial condition, results of operations, cash flows or reputation.

From time to time, we have adopted cost savings initiatives to improve our operating efficiency through various means such as reduction of overcapacity, primarily in our costs of services (billable) function, or other realignment of resources. For example, in the second quarter of 2015, we initiated restructuring activities to better align our resources worldwide, resulting in the reduction in workforce by approximately 60 employees, primarily across the United States and certain countries in Europe and principally within the Clinical Development Services operations group and several corporate administrative functions. We expect to be completed with these restructuring activities by the end of 2015. In the second quarter of 2014, we initiated restructuring activities related to the closure of our Glasgow facility and partial closure of our Cincinnati facility. The plan was substantially completed by December 31, 2014. Similarly, in March 2013, we adopted a plan to better align headcount and costs with current geographic sources and mix of revenue. The plan was completed by December 31, 2013 and involved the elimination of approximately 325 employee and contract positions. As a result of these restructuring activities, we incurred significant one-time costs, which consist primarily of severance, retention bonuses, professional fees, IT costs, facility closure costs, legal expenses and various other costs. In March 2012, in addition to synergies directly related to our acquisition of Kendle, we initiated a restructuring plan to align headcount with our existing book of business that led to a reduction in global headcount of approximately 250 employees. In order to realize the synergies related to our acquisition of Kendle and the cost savings from these additional staff realignment initiatives, we incurred significant one-time costs, which consist primarily of severance, retention bonuses, professional fees, IT transition costs, facility closure costs, legal expenses and various other costs. During the six months ended June 30, 2015, and the years ended December 31, 2014, 2013 and 2012, we incurred total pre-tax charges of $1.6 million, $6.2 million, $11.8 million and $35.4 million, respectively, associated with our restructuring initiatives. Restructuring presents significant potential risks of events occurring that could adversely affect us, including a decrease in employee morale, a greater number of employment claims, the failure to achieve targeted cost savings and the failure to meet operational targets and customer requirements due to the loss of employees and any work stoppages that might occur, which, individually or in aggregate, could have a material adverse effect on our business, financial condition, results of operations, cash flows or reputation.

We operate in many different jurisdictions and we could be adversely affected by violations of the FCPA, UK Bribery Act of 2010 and/or similar worldwide anti-corruption laws.

The FCPA, UK Bribery Act of 2010 and similar worldwide anti-corruption laws prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. Our internal policies mandate compliance with these anti-corruption laws. We operate in many parts of the world that have experienced corruption to some degree and, in certain circumstances, anti-corruption laws have appeared to conflict with local customs and practices. Despite our training and compliance programs, we cannot assure that our internal control policies and procedures will protect us from acts in violation of anti-corruption laws committed by persons associated with us, and our continued expansion outside the United States, including in developing countries, could increase such risk in the future. Violations of the FCPA or other non-U.S. anti-corruption laws, or even allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations, cash flows and reputation. For example, violations of anti-corruption laws can result in restatements of, or irregularities in, our financial statements as well as severe criminal or civil sanctions. In some cases, companies that violate the FCPA might be debarred by the U.S. government and/or lose their U.S. export privileges. In addition, U.S. or other governments might seek to hold us liable for successor liability FCPA violations or violations of other anti-corruption laws committed by companies that we acquire or in which we invest. Changes in anti-corruption laws or enforcement priorities could also result in increased compliance requirements and related costs which could adversely affect our business, financial condition, results of operations and cash flows.

The failure of third parties to provide us critical support services could adversely affect our business, financial condition, results of operations, cash flows or reputation.

We depend on third parties for support services vital to our business. Such support services include, but are not limited to, laboratory services, third-party transportation and travel providers, freight forwarders and customs brokers, drug depots and distribution centers, suppliers or contract manufacturers of drugs for patients participating in clinical trials, and providers of licensing agreements, maintenance contracts or other services. In addition, we also rely on third-party CROs and other contract clinical personnel for clinical services either in regions where we have limited resources, or in cases where demand cannot be met by our internal staff. The failure of any of these third parties to adequately provide us critical support services could have a material adverse effect on our business, financial condition, results of operations, cash flows or reputation.

The operation of our Phase I clinical facility and the services we provide there including direct interaction with clinical trial patients or volunteers could create potential liability that may adversely affect our business, financial condition, results of operations, cash flows and reputation.

We operate one facility where Phase I clinical trials are conducted. Phase I clinical trials ordinarily involve testing an investigational drug on a limited number of healthy individuals, typically 20 to 120 persons, to evaluate its safety, determine a safe dosage range and identify side effects. Some of these trials involve the administration of investigational drugs to known substance abusers. Failure to operate such a facility in accordance with applicable regulations could result in that facility being shut down, which could disrupt our operations and adversely affect our business, financial condition, results of operations, cash flows and reputation. Additionally, we face risks resulting from the administration of drugs to volunteers, including adverse events, and the professional malpractice of medical care providers. We also directly employ nurses and other trained employees who assist in implementing the testing involved in our clinical trials, such as drawing blood from healthy volunteers. Any professional malpractice or negligence by such principal investigators, nurses or other employees could potentially result in liability to us in the event of personal injury to or death of a volunteer in clinical trials. This liability, particularly if it were to exceed the limits of any indemnification agreements and insurance coverage we may have, may adversely affect our business and financial condition, results of operations, cash flows and reputation.

Risks Related to Our Industry

We face intense competition in many areas of our business and, if we do not compete effectively, our business may be harmed.

The CRO industry is highly competitive. We often compete for business with other CROs and internal development departments, some of which could be considered large CROs in their own right. We also compete with universities and teaching hospitals. Some of these competitors have greater financial resources and a wider range of service offerings over a greater geographic area than we do. If we do not compete successfully, our business will suffer. The industry is highly fragmented, with numerous smaller specialized companies and a handful of full-service companies with global capabilities similar to ours. Increased competition has led to price and other forms of competition, such as acceptance of less favorable contract terms, which could adversely affect our operating results. In recent years our industry has experienced consolidation and a number of “going private” transactions. This trend is likely to produce more competition from the resulting larger companies, and ones without the cost pressures of being public, for both customers and acquisition candidates. In addition, there are few barriers to entry for smaller specialized companies considering entering the industry. Because of their size and focus, small CROs might compete effectively against larger companies such as us, especially in lower cost geographic areas, which could have a material adverse effect on our business.

Outsourcing trends in the biopharmaceutical industry and changes in aggregate spending and research and development budgets could adversely affect our operating results and growth rate.

Our revenues depend on the level of R&D expenditures, size of the drug-development pipelines and outsourcing trends of the biopharmaceutical industry, including the amount of such R&D spend that is outsourced and subject to competitive bidding among CROs. Accordingly, economic factors and industry trends that affect biopharmaceutical companies affect our business. Biopharmaceutical companies continue to seek long-term strategic collaborations with global CROs with favorable pricing terms. Competition for these collaborations is intense and we might not be selected, in which case a competitor may enter into the collaboration and our business with the customer, if any, may be limited. Our success depends in part on our ability to establish and maintain preferred provider relationships with large biopharmaceutical companies. Our failure to develop or maintain these preferred provider relationships could have a material adverse effect on our business and results of operations. Furthermore, in order to obtain preferred provider relationships, we may have to reduce the prices for our services, which could negatively impact our gross margin for these services.

In addition, if the biopharmaceutical industry reduces its outsourcing of clinical trials or such outsourcing fails to grow at projected rates, our business, financial condition, results of operations and cash flows could be materially and adversely affected. We may also be negatively impacted by consolidation and other factors in the biopharmaceutical industry, which may slow decision making by our customers, result in the delay or cancellation of existing projects, cause reductions in overall R&D expenditures, or lead to increased pricing pressures. Further, in the event that one of our customers combines with a company that is using the services of one of our competitors, the combined company could decide to use the services of that competitor or another provider. All of these events could adversely affect our business, financial condition, cash flows or results of operations.

If we fail to comply with federal, state, and foreign healthcare laws, including fraud and abuse laws, we could face substantial penalties and our business, financial condition, results of operations, cash flows and prospects could be adversely affected.

Even though we do not and will not order healthcare services or bill directly to Medicare, Medicaid or other third-party payers, certain federal and state healthcare laws and regulations pertaining to fraud and abuse are and will be applicable to our business. We could be subject to healthcare fraud and abuse laws of both the federal government and the states in which we conduct our business. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, imprisonment, and the curtailment or restructuring of our operations, any of which could materially adversely affect our ability to operate our business and our financial results.

We may be affected by healthcare reform and potential additional reforms which may adversely impact the biopharmaceutical industry and reduce the need for our services or negatively impact our profitability.

Numerous government bodies are considering or have adopted healthcare reforms and may undertake, or are in the process of undertaking, efforts to control healthcare costs through legislation, regulation and agreements with healthcare providers and biopharmaceutical companies, including many of our customers. By way of example, in March 2010, the Affordable Care Act was signed into law. Among other things, this law imposes cost-containment measures intended to reduce or constrain the growth of healthcare spending, enhances available remedies for addressing healthcare fraud and abuse, adds new requirements for biopharmaceutical companies to disclose payments to physicians, including principal investigators, imposes new taxes and fees on biopharmaceutical manufacturers and imposes additional health policy reforms. We are uncertain as to the full effect of these reforms on our business at this time and are unable to predict what legislative proposals, if any, will be adopted in the future. If regulatory cost-containment efforts limit the profitability of new drugs by, for example, continuing to place downward pressure on pharmaceutical pricing and/or increasing regulatory burdens and operating costs of the biopharmaceutical industry, our customers may reduce their R&D spending, which could reduce the business they outsource to us. In addition, if regulatory requirements are relaxed or simplified drug approval procedures are adopted, the demand for our services could decrease.

Government bodies have also adopted and may continue to adopt new healthcare legislation or regulations that are more burdensome than existing regulations. For example, product safety concerns and recommendations by the Drug Safety Oversight Board could change the regulatory environment for drug products, and new or heightened regulatory requirements may increase our expenses or limit our ability to offer some of our services. We might have to incur additional costs to comply with these or other new regulations, and failure to comply could harm our financial condition, results or operations, cash flows, and reputation. Additionally, new or heightened regulatory requirements may have a negative impact on the ability of our customers to conduct industry-sponsored clinical trials, which could reduce the need for our post-approval development services.

Current and proposed laws and regulations regarding the protection of personal data could result in increased risks of liability or increased cost to us or could limit our service offerings.

The confidentiality, collection, use and disclosure of personal data, including clinical trial patient-specific information, are subject to governmental regulation generally in the country in which the personal data was collected or used. For example, U.S. federal regulations under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health, or HITECH, Act, or collectively, HIPAA, generally require individuals’ written authorization, in addition to any required informed consent, before protected health information, or PHI, may be used for research and such regulations specify standards for de-identifications and for limited data sets. We may also be subject to applicable state privacy and security laws and regulations in states in which we operate. We are indirectly affected by the privacy provisions surrounding individual authorizations because many principal investigators with whom we are involved in clinical trials are directly subject to them as a HIPAA “covered entity.” In addition, we obtain identifiable health information from third parties that are subject to such regulations. While we do not believe we are a “business associate” under HIPAA, regulatory agencies may disagree. Because of amendments to the HIPAA data security and privacy rules that were promulgated on January 25, 2013, some of which went into effect on March 26, 2013, there are some instances where HIPAA “business associates” of a “covered entity” may be directly liable for breaches of PHI and other HIPAA violations. These amendments may subject “business associates” to HIPAA’s enforcement scheme, which, as amended, can yield up to $1.5 million in annual civil penalties for each HIPAA violation.

In the European Union, or EU, personal data includes any information that relates to an identified or identifiable natural person with health information carrying additional obligations, including obtaining the explicit consent from the individual for collection, use or disclosure of the information. In addition, we are subject to EU rules with respect to cross-border transfers of such data out of the EU. The United States, the EU and its member states, and other countries where we have operations, such as Japan, South Korea, Malaysia, the Philippines, Russia and Singapore, continue to issue new privacy and data protection rules and regulations that relate to personal data and health information. Failure to comply with certain certification/registration and annual re-certification/registration provisions associated with these data protection and privacy regulations and rules in various jurisdictions, or to resolve any serious privacy or security complaints, could subject us to regulatory sanctions, delays in clinical trials, criminal prosecution or civil liability. Federal, state and foreign governments may propose or have adopted additional legislation governing the collection, possession, use or dissemination of personal data, such as personal health information, and personal financial data as well as security breach notification rules for loss or theft of such data. Additional legislation or regulation of this type might, among other things, require us to implement new security measures and processes or bring within the legislation or regulation de-identified health or other personal data, each of which may require substantial expenditures or limit our ability to offer some of our services. Additionally, if we violate applicable laws, regulations or duties relating to the use, privacy or security of personal data, we could be subject to civil liability or criminal prosecution, be forced to alter our business practices and suffer reputational harm. In the next few years, the European data protection framework may be revised as a generally applicable data regulation. The text has not yet been finalized, but it contains new provisions specifically directed at the processing of health information, sanctions of up to 2% of worldwide gross revenue and extra-territoriality measures intended to bring non-EU companies under the proposed regulation.

Actions by regulatory authorities or customers to limit the scope of or withdraw an approved drug from the market could result in a loss of revenue.

Government regulators have the authority, after approving a drug or device, to limit its indication for use by requiring additional labeled warnings or to withdraw the drug or device’s approval for its approved indication based on safety concerns. Similarly, customers may act to voluntarily limit the availability of approved drugs or devices or withdraw them from the market after we begin our work. If we are providing services to customers for drugs or devices that are limited or withdrawn, we may be required to narrow the scope of or terminate our services with respect to such drugs or devices, which would prevent us from earning the full amount of service revenue anticipated under the related service contracts.

If we do not keep pace with rapid technological change, our services may become less competitive or obsolete.

The biopharmaceutical industry generally, and drug development and clinical research more specifically, are subject to rapid technological change. Our current competitors or other businesses might develop technologies or services that are more effective or commercially attractive than, or render obsolete, our current or future technologies and services. If our competitors introduce superior technologies or services and if we cannot make enhancements to remain competitive, our competitive position would be harmed. If we are unable to compete successfully, we may lose customers or be unable to attract new customers, which could lead to a decrease in our revenue and have an adverse impact on our financial condition.

In addition, the operation of our business relies on IT infrastructure and systems delivered across multiple platforms. The failure of our systems to perform could severely disrupt our business and adversely affect our results of operations. Our systems are also vulnerable to demise from natural or man-made disasters, terrorist attacks, computer viruses or hackers, power loss or other technology system failures. These events could adversely affect our business or results of operations.

Risks Related to Our Indebtedness

Our substantial debt could adversely affect our financial condition.

As of June 30, 2015, our total principal amount of indebtedness, including capital leases, was $475.1 million and we had up to $149.0 million of additional borrowing capacity available under the 2015 Credit Agreement. Our substantial indebtedness could adversely affect our financial condition and thus make it more difficult for us to satisfy our obligations with respect to our senior secured facilities. If our cash flow is not sufficient to service our debt and adequately fund our business, we may be required to seek further additional financing or refinancing or dispose of assets. We might not be able to influence any of these alternatives on satisfactory terms or at all. Our substantial indebtedness could also:

•	increase our vulnerability to adverse general economic, industry or competitive developments;

•	require us to dedicate a more substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, investments, acquisitions, capital expenditures, and other general corporate purposes;

•	limit our ability to make required payments under our existing contractual commitments, including our existing long-term indebtedness;

•	limit our ability to fund a change of control offer;

•	require us to sell certain assets;

•	restricting us from making strategic investments, including acquisitions or causing us to make non-strategic divestitures;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	cause us to incur substantial fees from time to time in connection with debt amendments or refinancings;

•	increase our exposure to rising interest rates because a substantial portion of our borrowings is at variable interest rates; and

•	limit our ability to borrow additional funds or to borrow on terms that are satisfactory to us.

Despite our level of indebtedness, we are able to incur more debt and undertake additional obligations. Incurring such debt or undertaking such additional obligations could further exacerbate the risks to our financial condition.

We may be able to incur substantial additional indebtedness in the future. Although covenants under our credit agreement limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent we incur additional indebtedness, the risks associated with our leverage described above, including our possible inability to service our debt obligations would increase.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt, make strategic acquisitions and to fund capital expenditures depends on our ability to generate cash flow in the future. To some extent, our ability to generate future cash flow is subject to general economic, financial, competitive and other factors that are beyond our control. We cannot assure you that:

•	our business will generate sufficient cash flow from operations;

•	we will continue to realize the cost savings, revenue growth and operating improvements that resulted from the execution of our long-term strategic plan; or

•	future sources of funding will be available to us in amounts sufficient to enable us to fund our liquidity needs.

We also may experience difficulties repatriating cash from foreign subsidiaries and accounts due to law, regulation or contracts which could further constrain our liquidity. If we cannot fund our liquidity needs, we will have to take actions such as reducing or delaying capital expenditures, marketing efforts, strategic acquisitions, investments and alliances, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable or favorable terms, or at all, or that they would permit us to meet our scheduled debt service obligations. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition. In addition, if we incur additional debt, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify.

Covenant restrictions under our credit agreement may limit our ability to operate our business.

Our credit agreement contains covenants that may restrict our ability to, among other things, borrow money, pay dividends, make capital expenditures, make strategic acquisitions and effect a consolidation, merger or disposal of all or substantially all of our assets. Although the covenants in our credit agreement are subject to various exceptions, we cannot assure you that these covenants will not adversely affect our ability to finance future operations or capital needs or to engage in other activities that may be in our best interest. In addition, in certain circumstances, our long-term debt requires us to maintain a specified financial ratio and satisfy certain financial condition tests, which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. A breach of any of these covenants could result in a default under our credit agreement. If an event of default under our credit agreement occurs, the lenders thereunder could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. In such case, we might not have sufficient funds to repay all the outstanding amounts. In addition, our credit agreement is secured by first priority security interests on substantially all of our real and personal property, including the capital stock of certain of our subsidiaries. If an event of default under our credit agreement occurs, the lenders thereunder could exercise their rights under the related security documents. Any acceleration of amounts due under our credit agreement or the substantial exercise by the lenders of their rights under the security documents would likely have a material adverse effect on us.

Interest rate fluctuations may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because we have variable rate debt, fluctuations in interest rates may affect our business, financial condition, results of operations and cash flows. We may attempt to minimize interest rate risk and lower our overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps. As of June 30, 2015 we had approximately $475.0 million of total indebtedness with variable interest rates.

Risks Related to Our Class A Common Stock and this Offering

Our stock price might fluctuate significantly, which could cause the value of your investment in our common stock to decline, and you might not be able to resell your shares at a price at or above the public offering price.

Since our IPO in November 2014, the price of our Class A common stock, as reported by NASDAQ, has ranged from a low of $19.61 on November 7, 2014 to a high of $50.13 on July 31, 2015. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our results of operations. The public market of our Class A common stock is very new, and its trading price is likely to be volatile and subject to significant price fluctuations in response to many factors, including:

•	market conditions or trends in our industry, including with respect to the regulatory environment, or the economy as a whole;

•	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

•	changes in key personnel;

•	entry into new markets;

•	announcements by us or our competitors of new service offerings or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	actions by competitors;

•	changes in operating performance and stock market valuations of other companies;

•	investors’ perceptions of our prospects and the prospects of the industry;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements related to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or the failure of those analysts to initiate or maintain coverage of our common stock;

•	changes in the credit ratings of our debt;

•	the development and sustainability of an active trading market for our common stock;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	future sales of our common stock by our officers, directors and significant stockholders;

•	other events or factors, including those resulting from system failures and disruptions, earthquakes, hurricanes, war, acts of terrorism, other natural disasters or responses to these events; and

•	changes in accounting principles.

These and other factors may cause the market price and demand for shares of our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of our common stock and may otherwise negatively affect the liquidity of our Class A common stock. In that event, the price of our Class A common stock would likely decrease. In the past, when the market price of a stock has been volatile, security holders have often instituted class action litigation against the company that issued the stock. If we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We do not expect to pay any cash dividends for the foreseeable future.

We do not anticipate that we will pay any dividends to holders of our Class A common stock for the foreseeable future. Any payment of cash dividends will be at the discretion of our Board and will depend on our financial condition, capital requirements, legal requirements, earnings and other factors. Our ability to pay dividends is restricted by the terms of our credit agreement and might be restricted by the terms of any indebtedness that we incur in the future. Consequently, you should not rely on dividends in order to receive a return on your investment. See “Dividend Policy.”

Future sales of our common stock in the public market could cause the market price of our Class A common stock to decrease significantly.

Sales of substantial amounts of our Class A common stock in the public market may cause the market price of our Class A common stock to decrease significantly. The perception that such sales could occur could also depress the market price of our Class A common stock. Any such sales could also create public perception of difficulties or problems with our business and might also make it more difficult for us to raise capital through the sale of equity securities in the future at a time and price that we deem appropriate.

Upon the consummation of this offering, we will have             outstanding shares of Class A common stock and             outstanding shares of our Class B common stock, of which:

•	8,000,000 shares are shares that our selling stockholders are selling to the public in this offering unless purchased by affiliates, may be resold in the public market immediately after this offering; and

•	shares will be “restricted securities,” as defined under Rule 144 under the Securities Act, and be eligible for sale in the public market subject to the requirements of Rule 144; of these, shares are subject to lock-up agreements expiring days after the date of this prospectus, respectively, and the remainder will become available for resale in the public market immediately following this offering.

The lock-up agreements with the underwriters prohibit a stockholder from selling, contracting to sell or otherwise disposing of any common stock or securities that are convertible or exchangeable for common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock until at least      days from the date of the prospectus filed in connection with this offering, although the representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. Upon a request to release any shares subject to a lock-up, the representatives would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. See “Shares Eligible for Future Sale” and “Underwriting.”

As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to raise capital through the sale of equity securities in the future at a time and at a price that we deem appropriate.

See the information under the heading “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sales upon consummation of this offering.

Our Sponsors effectively control our company, and their interests may be different from or conflict with those of our other stockholders.

After the consummation of this offering, the Sponsors will collectively beneficially own     % of our outstanding Class A common stock. As a consequence, the Sponsors will be continue to be able to exert a significant degree of influence or actual control over our management and affairs and will control matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets, and any other significant transaction. Additionally, the Sponsors are and, following the completion of this offering, will continue to be parties to a stockholders agreement, or the Stockholders Agreement. The Stockholders Agreement, among other things, imposes certain transfer restrictions on the shares held by such stockholders and requires such stockholders to vote in favor of certain nominees to our Board. For a discussion of the Stockholders Agreement, see “Certain Relationships and Related Person Transactions.” The interests of the Sponsors might not always coincide with our interests or the interests of our other stockholders. For instance, this concentration of ownership and/or the restrictions imposed by the Stockholders Agreement may have the effect of delaying or preventing a change in control of us otherwise favored by our other stockholders and could depress our stock price.

The Sponsors each make investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue, for its own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities might not be available to us. Our organizational documents contain provisions renouncing any interest or expectancy held by our directors affiliated with the Sponsors in certain corporate opportunities. Accordingly, the interests of the Sponsors may supersede ours, causing the Sponsors or their affiliates to compete against us or to pursue opportunities instead of us, for which we have no recourse. Such actions on the part of the Sponsors and inaction on our part could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Sponsors control four seats on our Board. Since the Sponsors could invest in entities that directly or indirectly compete with us, when conflicts arise between the interests of the Sponsors and the interests of our stockholders, these directors may not be disinterested.

We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, rely on exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Following this offering, the Sponsors will together continue to control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board consist of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

As a result, we will not have a majority of independent directors, our nominating and corporate governance committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ.

The Sponsors are not subject to any contractual obligation to retain their controlling interest, except that they have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock or other capital stock or other securities exercisable or convertible therefor for a period of at least      days after the date of this prospectus without the prior written consent of the underwriters in this offering. Except for this brief period, there can be no assurance as to the period of time during which the Sponsors will maintain their ownership of our common stock following the offering. As a result, there can be no assurance as to the period of time during which we will be able to avail ourselves of the controlled company exemptions.

Provisions of our corporate governance documents and Delaware law could make an acquisition of our company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Class A common stock, thereby depressing the market price of our Class A common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board. Because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. Among others, these provisions include, (1) our ability to issue preferred stock without stockholder approval, (2) the requirement that our stockholders may not act without a meeting, (3) requirements for advance notification of stockholder nominations and proposals contained in our bylaws, (4) the absence of cumulative voting for our directors, (5) requirements for stockholder approval of certain business combinations and (6) the limitations on director nominations contained in our Stockholders Agreement. See “Description of Capital Stock” for more detail.

Additionally, Section 203 of the Delaware General Corporation Law, or the DGCL, prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The existence of the foregoing provision could also limit the price that investors might be willing to pay in the future for shares of our Class A common stock, thereby depressing the market price of our Class A common stock.

We will incur increased costs and obligations as a result of being a public company.

As a new public company, we are required to comply with certain additional corporate governance and financial reporting practices and policies required of a publicly traded company. As a result, we have and will continue to incur significant legal, accounting and other expenses that we were not required to incur as a privately held company, due to compliance requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, the Dodd-Frank Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results with the SEC. We are also required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We expect to incur additional annual expenses of $3.0 million to $5.0 million related to these increased requirements, including additional directors’ and officers’ liability insurance, director fees, transfer agent fees, accounting, legal and administrative personnel expenses, and increased auditing and legal fees. Compliance with these rules and regulations will increase our legal and financial compliance costs, and might make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

As a public company, we will, among other things:

•	prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and applicable NASDAQ rules;

•	create or expand the roles and duties of our board of directors, or our Board, and committees of the Board;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to disclosure controls and procedures; and

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above.

These changes will require a significant commitment of additional resources. We might not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our internal control over financial reporting does not currently meet all the standards of Section 404 of Sarbanes-Oxley and failure to achieve and maintain effective internal control over financial reporting when required could have a material adverse effect on our stock price, reputation, business, financial condition, results of operations and cash flows.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of internal control over financial reporting, starting with our annual report on Form 10-K for the year ended December 31, 2015. Because we are no longer an emerging growth company, our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting on an annual basis beginning with our annual report on Form 10-K for the year ended December 31, 2015. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation of our existing controls and could result in incurring significant additional expenditures.

We are in the process of designing, implementing, and testing the internal control over our financial reporting in order to comply with this obligation. The process necessary to meet these requirements is time consuming, costly, and complicated. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that cause us to incur significant costs and cause distractions from our business objectives and for which we might not be able to remediate deficiencies in time to meet the deadlines imposed by Sarbanes-Oxley for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the implementation of any required improvements and receiving a favorable attestation in connection with the attestation provided by our independent registered public accounting firm. Further, material weaknesses or significant deficiencies in our internal control over financial reporting may exist or otherwise be discovered in the future. If we are not able to meet the compliance requirements of the applicable provisions of Section 404, we will be unable to issue securities in the public markets through the use of a shelf registration statement. In addition, failure to achieve and maintain an effective internal control environment could limit our ability to report our financial results accurately and timely, result in misstatements and restatements of our consolidated financial statements, cause investors to lose confidence and have a material adverse effect on our stock price, reputation, business, financial condition, results of operations and cash flows.

We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our obligations and pay any dividends.

We have no direct operations and no significant assets other than ownership of 100% of the capital stock of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in our credit agreement and other agreements which may govern future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries might not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or other obligations. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and cash flows.

If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. As a result, the market price for our common stock may decline below the public offering price and you might not be able to resell your shares of our common stock at or above the public offering price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward looking statements within the meaning of Section 27A of the Securities Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward looking statements. The words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “seeks,” “may,” “might,” “plans,” “projects,” “should,” “would,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding: (i) trends in R&D spending, outsourcing penetration rates and the incremental growth of the late-stage clinical development services market relative to the overall market; (ii) fast growing therapeutic areas and (iii) the continuous enhancement of our Trusted Process ® to deliver superior outcomes. Forward looking statements are based largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These forward looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements we may make. In light of these risks, uncertainties and assumptions, the forward looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements. We caution you therefore against relying on these forward-looking statements.

Some of the key factors that could cause actual results to differ from our expectations include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	our failure to generate a large number of new business awards and the risk of delay, termination, reduction in scope or failure to go to contract of our business awards;

•	the failure to convert backlog to revenue;

•	fluctuation in our results between fiscal quarters and years;

•	our history of net losses which may continue;

•	the impact of underpricing our contracts, overrunning our cost estimates or failing to receive approval for or experiencing delays with documentation of change orders;

•	the risks associated with our information systems infrastructure;

•	adverse results from customer or therapeutic area concentration;

•	the risks associated with doing business internationally;

•	the risks associated with our intercompany transfer pricing policies;

•	our failure to successfully increase our market share, grow our business and execute our growth strategies;

•	the risks associated with upgrading our information systems and evolving the technology platform for our services;

•	the risks associated with implementing a new version of our Enterprise Resource Planning system;

•	failure to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations;

•	the risk of litigation and personal injury claims;

•	inadequate insurance coverage for our operations and indemnification obligations;

•	our failure to attract principal investigators and patients for our clinical trials;

•	the risks related to our Phase I Services segment;

•	the impact of a failure to retain qualified management and key personnel;

•	the impact of unfavorable economic conditions and exchange rate and effective income tax rate fluctuations;

•	our limited ability to protect our intellectual property rights;

•	the risks associated with potential future acquisitions or investments in our customers’ businesses or drugs;

•	the risks related to our relationships with existing or potential customers who are in competition with each other;

•	potential impairment of goodwill or other intangible assets;

•	the risks arising from the restructuring of our operations;

•	our inability to compete effectively for the services we provide;

•	changes in trends in the biopharmaceutical industry, including our customers reducing their R&D spend or limiting the amount of such spend that is subject to competitive bidding among CROs;

•	the impact of changes in government regulations and healthcare reform;

•	failure to keep pace with rapid technological changes;

•	our ability to service our substantial indebtedness;

•	the effect of covenant restrictions in our debt agreements on our ability to operate our business;

•	fluctuations in interest rates; and

•	the other factors set forth in “Risk Factors.”

The forward looking statements included in this prospectus are made only as of the date hereof. You should not rely upon forward looking statements as predictions of future events. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward looking statements. We undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as may be required by law.

You should read this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A common stock by selling stockholders in this offering.

MARKET PRICE OF OUR COMMON STOCK

Our Class A common stock has been listed on the NASDAQ under the symbol “INCR” since November 7, 2014. Prior to that time, there was no public market for our Class A common stock. The following table sets forth for the periods indicated the high and low sale prices of our Class A common stock on NASDAQ.

	High	Low
2014
Fourth Quarter (from November 7, 2014)	$26.85	$19.61
2015
First Quarter	$34.54	$22.17
Second Quarter	$42.45	$29.03
Third Quarter (through July 31, 2015)	$50.13	$38.42

The closing price of our Class A common stock as of July 31, 2015 was $50.03 per share.

On July 31, 2015, we had approximately 40 holders of record of our Class A common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

DIVIDEND POLICY

We have not declared or paid cash dividends on our existing common stock. In the years ended December 31, 2012, 2013 and 2014, we paid dividends of $500,000, $500,000 and $375,000, respectively, to holders of our Class C common stock. In November 2014, we redeemed all of the outstanding Class C common stock for $3,375,000 in connection with our corporate reorganization at the time of the IPO. Following our corporate reorganization, we no longer had authorized Class C common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. See “Risk Factors—Risks Related to Our Class A Common Stock and this Offering—We do not expect to pay any cash dividends for the foreseeable future.” However, in the future, subject to the factors described below and our future liquidity and capitalization, we may change this policy and choose to pay dividends.

We are a holding company that does not conduct any business operations of our own. As a result our ability to pay cash dividends on our common stock is dependent upon cash dividends and distributions and other transfers from our subsidiaries. The ability of our subsidiaries to pay dividends is currently restricted by the terms of our credit facilities, and may be further restricted by any future indebtedness we or they incur. In addition, under Delaware law, our Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year.

Any future determination to pay dividends will be at the discretion of our Board and will take into account:

•	restrictions in our debt instruments, including our credit facilities;

•	general economic business conditions;

•	our financial condition, results of operations and cash flows;

•	our capital requirements;

•	our business prospects;

•	the ability of our operating subsidiaries to pay dividends and make distributions to us;

•	legal restrictions; and

•	such other factors as our Board may deem relevant.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” incorporated by reference from our Q2 2015 Form 10-Q.

NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with GAAP. To supplement this information, we also use the following non-GAAP financial measures in this prospectus: EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per common share. Management believes that these non-GAAP measures provide useful supplemental information to management and investors regarding the underlying performance of our business operations. We use these non-GAAP measures to, among other things, evaluate our operating performance on a consistent basis, calculate incentive compensation for our employees and assess compliance with various metrics associated with our credit agreement.

EBITDA represents earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted to exclude the higher-than-normal revenue change order activity and certain expenses and transactions that we believe are not representative of our core operating results, namely, management fees that terminated upon our IPO, restructuring costs, transaction expenses, stock compensation expense, contingent consideration related to acquisitions, asset impairment charges, debt refinancing expenses, results of and gains or losses from the sale of unconsolidated affiliates, loss on extinguishment of debt and other income (expense).

We define Adjusted Net Income (Loss) and Adjusted Diluted Earnings per common share as net income (loss) (including diluted Earnings per Share) adjusted to exclude the higher-than-normal revenue change order activity and certain expenses and transactions that we believe are not representative of our core operationg results, namely, management fees that terminated upon our IPO, acquisition-related amortization, restructuring costs, transaction expenses, stock compensation expense, contingent consideration related to acquisitions, asset impairment charges, debt refinancing expenses, higher-than-normal change order activity, results of and gains or losses from the sale of unconsolidated affiliates, loss on extinguishment of debt and other income (expense), and an adjustment to our tax rate to reflect an expected long-term tax rate.

We believe that EBITDA is a useful metric for investors as it is a common metric used by investors, analysts and debt holders to measure our ability to service our debt obligations, fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures are used by management and the Board of Directors to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Net Income (including Adjusted Diluted Earnings per Share ) are used by management and the Board to assess our business, as well as by investors and analysts, to measure our performance, Adjusted EBITDA is also a useful metic for management and investors to measure our ability to service our debt obligations.

These non-GAAP measures are performance measures only and are not measures of our cash flows or liquidity. EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per common share are non-GAAP financial measures that are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) do not reflect the cash requirements for such replacements; and

•	EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss) do not reflect our actual tax expense or, in the case of EBITDA and Adjusted EBITDA, the cash requirements to pay our taxes.

See the consolidated financial statements included in the 2014 Form 10-K and Q2 2015 Form 10-Q, for our GAAP results. Additionally, for reconciliations of EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss) and Diluted Adjusted Net Income (Loss) per share, to our closest reported GAAP measures see “Selected Consolidated Financial Data.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated financial data for the periods ending on and as of the dates indicated. We derived the consolidated statements of operations data for the years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 from our audited consolidated financial statements included in our 2014 Form 10-K. We derived the consolidated statements of operations data for the years ended December 31, 2011 and the consolidated balance sheet data as of December 31, 2011 and 2012 from our audited consolidated financial statements not included in this prospectus or our 2014 Form 10-K. The consolidated statements of operations data for the six months ended June 30, 2014 and 2015 and the consolidated balance sheet data as of June 30, 2015 have been derived from our unaudited consolidated financial statements included in our Q2 2015 Form 10-Q. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements, “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in our 2014 Form 10-K, and our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Q2 2015 Form 10-Q. Our historical results are not necessarily indicative of the results we may achieve in any future period.

	Year Ended December 31,				Six Months Ended June 30,
	2011(1)	2012	2013	2014	2014	2015
	(in thousands, except per share amounts)
Statement of Operations Data:
Net service revenue(2)	$437,005	$579,145	$652,418	$809,728	$388,240	$438,890
Reimbursable out-of-pocket expenses	218,981	289,455	342,672	369,071	164,280	207,319

Total revenue	655,986	868,600	995,090	1,178,799	552,520	646,209
Costs and operating expenses:
Direct costs	279,840	389,056	432,261	515,059	251,545	263,458
Reimbursable out-of-pocket expenses	218,981	289,455	342,672	369,071	164,280	207,319
Selling, general, and administrative	95,063	109,428	117,890	145,143	66,147	72,925
Restructuring and other costs(3)	27,839	35,380	11,828	6,192	3,175	1,594
Transaction expenses(4)	10,322	—	508	7,902	2,042	519
Asset impairment charges(5)	—	4,000	—	17,245	17,245	3,931
Depreciation	15,700	19,915	19,175	21,619	11,894	9,186
Amortization	48,436	58,896	39,298	32,924	13,740	18,951

(Loss) income from operations	(40,195)	(37,530)	31,458	63,644	22,452	68,326
Interest expense, net	(65,482)	(62,007)	(60,489)	(52,787)	(28,724)	(9,493)
Loss on extinguishment of debt	—	—	—	(46,750)	—	(9,795)
Other income (expense), net	11,519	4,679	(1,649)	7,689	1,041	5,141

(Loss) income before provision for income taxes	(94,158)	(94,858)	(30,680)	(28,204)	(5,231)	54,179
Income tax benefit (expense)	34,611	35,744	(10,849)	4,734	18,986	(5,602)

Net (loss) income	(59,547)	(59,114)	(41,529)	(23,470)	13,755	48,577
Class C common stock dividends	(4,500)	(500)	(500)	(375)	(250)	—
Redemption of New Class C common stock	—	—	—	(3,375)	—	—

Net (loss) income attributable to common stockholders	$(64,047)	$(59,614)	$(42,029)	$(27,220)	$13,505	$48,577

Net (loss) income per share attributable to common stockholders:
Basic	$(1.46)	$(1.14)	$(0.81)	$(0.51)	$0.26	$0.81
Diluted	$(1.46)	$(1.14)	$(0.81)	$(0.51)	$0.26	$0.79
Weighted average common shares outstanding:
Basic	43,875	52,203	52,009	53,301	51,897	59,731
Diluted	43,875	52,203	52,009	53,301	52,066	61,805

	Year Ended December 31,				Six Months Ended June 30,
	2011(1)	2012	2013	2014	2014	2015
	(in thousands, except per share amounts)
Statement of Cash Flow Data:
Net cash (used in) provided by:
Operating activities	$(18,533)	$42,999	$37,270	$131,447	$80,396	$95,275
Investing activities	(369,670)	(12,974)	(17,714)	(27,853)	(15,241)	(7,669)
Financing activities	422,053	(18,932)	(6,841)	(67,698)	(7,323)	(107,393)

Other Financial Data:
EBITDA(6)	$35,460	$45,960	$88,282	$79,126	$49,127	$91,809
Adjusted EBITDA(6)	65,450	84,366	105,521	145,276	68,113	104,459
Adjusted Net (Loss) Income(6)	(9,950)	1,539	16,290	44,647	17,322	54,898
Adjusted Diluted Earnings per common share(6)	$(0.23)	$0.03	$0.31	$0.83	$0.33	$0.89
Capital expenditures	(4,763)	(9,591)	(17,714)	(25,551)	(12,939)	(7,670)
Dividends paid	(4,500)	(500)	(500)	(375)	(250)	—
Redemption of New Class C common stock				(3,375)

Operating Data:
Backlog(7)	$1,221,641	$1,320,548	$1,490,787	$1,589,386	$1,492,661	$1,675,993
Net new business awards(8)	$449,254	$676,250	$814,177	$949,790	$384,258	$551,405
Net Book-to-Bill ratio(8)	1.0X	1.2X	1.2X	1.2X	1.0X	1.3X

	As of December 31,				As of June 30,
	2011(1)	2012	2013	2014	2014	2015
Balance Sheet Data:
Cash and cash equivalents	$70,960	$81,363	$96,972	$126,453	$155,549	$98,511
Total assets	1,373,905	1,257,654	1,233,111	1,245,087	1,320,521	1,215,744
Total debt and capital leases(9)	605,593	594,186	594,479	419,979	589,999	475,111
Total stockholders’ equity	379,490	316,830	276,207	392,209	289,027	280,368

(1)	We acquired Trident Clinical Research Pty Ltd., or Trident, on June 1, 2011 and Kendle on July 12, 2011. The financial results of these entities have been included as of and since the dates of acquisition.

(2)	During the second and third quarters of 2014, we experienced higher-than-normal change order activity estimated to be between $6 million and $12 million. Net service revenue for 2014 after adjusting for the estimated impact of $9 million in higher-than-normal change order activity was $800.7 million.

(3)	Restructuring and other costs consist of: (i) severance costs associated with the reduction of our workforce in line with our future business operations and duplicative staff; (ii) lease obligation and termination costs in connection with the abandonment and closure of redundant facilities as a result of our restructuring initiatives, and (iii) other costs consisting primarily of information technology and other consulting and legal fees attributable to our integration of Kendle.

(4)	Transaction expenses of $10.3 million for the year ended December 31, 2011 were related to legal fees, accounting fees and the noncapitalizable portion of bank fees related to our acquisition of Kendle. Transaction expenses of $0.5 million for the year ended December 31, 2013 consisted of third-party fees associated with debt refinancing and the legal fees associated with our acquisition of MEK Consulting, which we completed in March 2014. Transaction expenses for the year ended December 31, 2014, were $7.9 million including $4.2 million in debt issuance costs and third-party fees associated with the debt refinancings in February 2014 and November 2014, $3.4 million of fees associated with the termination of the Avista Capital Holdings, L.P. Advisory Services and Monitoring Agreement, and $0.3 million of legal fees associated with the MEK Consulting acquisition. Transaction expenses of $2.0 million for the six months ended June 30, 2014 were comprised of $1.7 million in fees associated with the debt refinancing in February 2014 and $0.3 million of legal fees associated with the MEK Consulting acquisition. Transaction expenses of $0.5 million for the six months ended June 30, 2015, were comprised of legal fees incurred in connection with the May 2015 Secondary offering and the Stock Repurchase.

(5)	During the year ended December 31, 2012, we recorded a $4.0 million impairment charge related to the goodwill associated with our Phase I Services reporting unit. During the year ended December 31, 2014, we recorded a $17.2 million impairment charge related to intangible assets and goodwill associated with our Phase I Services and Global Consulting reporting units. During the first quarter of 2015, we recorded a $3.9 million impairment charge related to the long-lived assets and goodwill for our Phase I Services reporting unit.

(6)	We report our financial results in accordance with GAAP. To supplement this information, we also use the following non-GAAP financial measures in this prospectus: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per share. For a discussion of the non-GAAP financial measures in this prospectus, see “Non-GAAP Financial Measures.”

Investors and potential investors are encouraged to review the following reconciliations: EBITDA, Adjusted EBITDA, Adjusted Net Income and Diluted Adjusted Net Income per share, to our closest reported GAAP measures:

	Year Ended December 31,				Six Months Ended June 30,
	2011	2012	2013	2014	2014	2015
EBITDA and Adjusted EBITDA:
Net (loss) income	$(59,547)	$(59,114)	$(41,529)	$(23,470)	$13,755	$48,577
Interest expense, net	65,482	62,007	60,489	52,787	28,724	9,493
Income tax (benefit) expense	(34,611)	(35,744)	10,849	(4,734)	(18,986)	5,602
Depreciation	15,700	19,915	19,175	21,619	11,894	9,186
Amortization	48,436	58,896	39,298	32,924	13,740	18,951

EBITDA	35,460	45,960	88,282	79,126	49,127	91,809

Restructuring and other costs	27,839	35,380	11,828	6,192	3,175	1,594
Transaction expenses(a)	10,322	—	508	7,902	2,042	519
Asset impairment charge	—	4,000	—	17,245	17,245	3,931
Share-based compensation	1,176	1,248	2,419	3,370	1,424	1,620
Contingent consideration treated as compensation expense(b)	1,540	1,867	253	918	358	332
Monitoring and advisory fees(c)	632	590	582	462	283	—
Other (income) expense	(9,864)	(1,944)	1,453	(7,689)	(1,041)	(5,141)
Loss (gain) on unconsolidated affiliates	(1,655)	(2,735)	196	—	—	—
Loss on extinguishment of debt	—	—	—	46,750	—	9,795
Change order adjustment(d)	—	—	—	(9,000)	(4,500)	—

Adjusted EBITDA	$65,450	$84,366	$105,521	$145,276	$68,113	$104,459

Adjusted Net (Loss) Income:
Net (loss) income	$(59,547)	$(59,114)	$(41,529)	$(23,470)	$13,755	$48,577
Amortization	48,436	58,896	39,298	32,924	13,740	18,951
Restructuring and other costs	27,839	35,380	11,828	6,192	3,175	1,594
Transaction expenses(a)	10,322	—	508	7,902	2,042	519
Assets impairment charges	—	4,000	—	17,245	17,245	3,931
Share-based compensation expense	1,176	1,248	2,419	3,370	1,424	1,620
Contingent consideration treated as compensation expense(b)	1,540	1,867	253	918	358	332
Monitoring and advisory fees(c)	632	590	582	462	283	—
Other (income) expense	(9,864)	(1,944)	1,453	(7,689)	(1,041)	(5,141)
Loss (gain) on unconsolidated affiliates	(1,655)	(2,735)	196	—	—	—
Loss on extinguishment of debt	—	—	—	46,750	—	9,795
Change order adjustment(d)	—	—	—	(9,000)	(4,500)	—
Adjust income tax to normalized rate(e)	(28,829)	(36,649)	1,282	(30,957)	(29,159)	(25,280)

Adjusted Net (Loss) Income	$(9,950)	$1,539	$16,290	$44,647	$17,322	$54,898

Adjusted Diluted Earnings per Share:
Adjusted diluted earnings per share	$(0.23)	$0.03	$0.31	$0.83	$0.33	$0.89
Diluted weighted average common shares outstanding	43,875	52,236	52,033	53,858	52,066	61,805

(a)	Represents fees associated with the IPO in November 2014, the May 2015 Secondary Offering, the Stock Repurchase, and costs incurred in connection with business combinations and potential acquisitions.

(b)	Consists of contingent consideration expense incurred as a result of acquisitions and accounted for as compensation expense under GAAP. See Note 3 to our consolidated financial statements included in our 2014 Form 10-K.

(c)	Represents monitoring and advisory fees paid to affiliates of Avista Capital Holdings, L.P in the periods prior to the initial public offering in November 2014, as well as reimbursements of expenses paid to affiliates of Avista Capital Holdings, L.P. and affiliates of Teaches Private Capital pursuant to the Expense Reimbursement Agreement. These arrangements were terminated upon completion of our initial public offering.

(d)	During the second and third quarters of 2014, we experienced higher-than-normal change order activity estimated to be between $6 million and $12 million. Adjusted EBITDA, Adjusted Net Income, and Adjusted diluted earnings per share for 2014 have been adjusted by $9 million to remove the impact of this higher-than-normal change order activity.

(e)	Our effective tax rate has been adjusted in order to reflect the removal of the tax impact of our valuation allowances recorded against our deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. The overall tax rate used was 37% in the fiscal years ended December 31, 2011, 2012, 2013 and 2014 and the six months ended June 30, 2014 and 36% in the six months ended June 30, 2015. In 2015 and 2014, our effective tax rate has been adjusted, in order to reflect the removal of the tax impact of our valuation allowances recorded against our deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, we recorded a valuation allowance against some of our deferred tax assets, but we believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. Specifically, the majority of our revenue was generated in jurisdictions in which we recognized no tax expense or benefit due to changes in this valuation allowance. In addition, 2015 has also been adjusted for the elimination of a $2.1 million benefit from the release of a reserve for a pre-acquisition uncertain tax position associated with Kendle.

(7)	Backlog consists of anticipated net service revenue from contract and pre-contract commitments that are supported by written communications. The dollar amount of our backlog consists of anticipated future net service revenue from business awards that either have not started but are anticipated to begin in the next 12 months, or are in process and have not been completed. The majority of our contracts can be terminated by our customers with 30 days’ notice. Backlog has been adjusted to reflect any cancellations or adjustments to the related contracts and changes in the foreign currency exchange rates of awards not denominated in U.S. dollars. Included within backlog at June 30, 2015 is approximately $0.4 billion that we expect to generate revenue in 2015, with the remainder expected to generate revenue beyond 2015. For comparative purposes at June 30, 2013 and 2014, we had approximately $0.3 and $0.4 billion that we expected to generate revenue in the years ended December 31, 2013 and 2014, respectively. Backlog is not necessarily indicative of future financial performance because it will likely be impacted by a number of factors, including the size and duration of projects, which can be performed over several years, project change orders resulting in increases or decreases in project scope, and cancellations.

(8)	Net new business awards represent the value of future net service revenue awarded during the period supported by contracts or written pre-contract communications from our customers for projects that have received appropriate internal funding approval, are not contingent upon completion of another trial or event, and are expected to commence within the next 12 months, minus the value of cancellations in the same period. Net book-to-bill ratio represents net new business awards divided by net service revenue. We believe net book-to-bill ratio is commonly used in our industry and represents a useful indicator of our potential future revenue growth rate in that it measures the rate at which we are generating net new business awards compared to our current revenues. Net book-to-bill is better viewed on a trailing twelve-month basis due to the variability within any particular quarter that can be caused by a very large award or cancellation. The trailing twelve-month net book-to-bill ratio was 1.3x for both June 31, 2014 and 2015. Our book-to-bill ratio in the quarter ended June 30, 2015 was also 1.3x, and our book-to-bill ratio has been 1.2x or above in seven of the last eight quarters. However, we cannot assure you that the net book-to-bill rate is predictive of future financial performance because it will likely be impacted by a number of factors, including the size and duration of projects, which can be performed over several years, project change orders resulting in increases or decreases in project scope, and cancellations.

(9)	Includes $8.0 million, $6.7 million, $4.6 million, $5.5 million, and $3.5 million of unamortized discounts as of December 31, 2011, 2012, 2013 and 2014, and June 30, 2014, respectively. As a result of the May 2015 Debt Refinancing, the remaining unamortized discount was written off to loss on extinguishment of debt.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly statements of operations data for our last ten completed fiscal quarters. The information for each of these quarters has been prepared on the same basis as the consolidated financial statements appearing elsewhere in this prospectus and in the opinion of management, includes all adjustments necessary for their fair presentation of the results of operations for these periods. The quarterly results of operations presented should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus, and are not necessarily indicative of our operating results for any future period.

	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
	(in thousands, except per share amounts)
Net service revenue	$149,743	$159,202	$169,108	$174,365	$184,700	$203,540	$207,763	$213,725	$211,514	$227,376
Reimbursable out-of-pocket expenses	78,226	95,206	89,565	79,675	82,077	82,203	90,861	113,930	97,403	109,916

Total revenue	227,969	254,408	258,673	254,040	266,777	285,743	298,624	327,655	308,917	337,292
Direct costs	104,768	106,497	108,917	112,079	120,764	130,781	129,557	133,957	125,448	138,010
Reimbursable out-of-pocket expenses	78,226	95,206	89,565	79,675	82,077	82,203	90,861	113,930	97,403	109,916
Selling, general and administrative	27,603	28,553	27,543	34,191	32,185	33,962	38,185	40,811	35,800	37,125
Restructuring and other costs	2,368	4,778	3,104	1,578	758	2,417	2,951	66	(418)	2,012
Transaction expenses	354	—	(30)	184	2,042	—	—	5,860	122	397
Asset impairment charges	—	—	—	—	—	17,245	—	—	3,931	—
Depreciation	4,446	4,758	4,730	5,241	6,869	5,025	4,734	4,991	4,766	4,420
Amortization of Intangibles	9,834	9,830	9,823	9,811	7,502	6,238	9,597	9,587	9,478	9,473

Total operating expenses	227,599	249,622	243,652	242,759	252,197	277,871	275,885	309,202	276,530	301,353

Income from operations	370	4,786	15,021	11,281	14,580	7,872	22,739	18,453	32,387	35,939

Other income (expense), net:
Interest income	52	53	22	183	182	18	26	23	84	45
Interest expense	(14,869)	(14,825)	(14,791)	(16,314)	(16,083)	(12,841)	(12,929)	(11,183)	(5,389)	(4,233)
Loss on extinguishment of debt	—	—	—	—	—	—	—	(46,750)	—	(9,795)
Other income (expense), net	(1,035)	(30)	(371)	(213)	1,378	(337)	5,136	1,512	3,466	1,675

Total other expense, net	$(15,852)	$(14,802)	$(15,140)	$(16,344)	$(14,523)	$(13,160)	$(7,767)	$(56,398)	$(1,839)	$(12,308)

(Loss) income before provision for income taxes	$(15,482)	$(10,016)	$(119)	$(5,063)	$57	$(5,288)	$14,972	$(37,945)	$30,548	$23,631
Income tax (expense) benefit	(1,264)	(618)	(1,051)	(7,916)	(1,609)	20,595	(2,417)	(11,835)	(5,292)	(310)

Net (loss) income	(16,746)	(10,634)	(1,170)	(12,979)	(1,552)	15,307	12,555	(49,780)	25,256	23,321
Class C common stock dividends	(125)	(125)	(125)	(125)	(125)	(125)	(125)	—	—	—
Redemption of New Class C common stock	—	—	—	—	—	—	—	(3,375)	—	—

Net (loss) income attributable to common stockholders	$(16,871)	$(10,759)	$(1,295)	$(13,104)	$(1,677)	$15,182	$12,430	$(53,155)	$25,256	$23,321

Net (loss) income per common share:
Basic	(0.32)	(0.21)	(0.02)	(0.25)	(0.03)	0.29	0.24	(0.92)	0.41	0.40
Diluted	(0.32)	(0.21)	(0.02)	(0.25)	(0.03)	0.29	0.24	(0.92)	0.40	0.39

Weighted average common shares:
Basic	52,008	52,038	52,017	51,973	51,897	51,898	51,905	57,504	61,244	58,231
Diluted	52,008	52,038	52,017	51,973	51,897	52,185	52,514	57,504	63,103	60,464

Operating Ratio:
Net Awards(a)	$135,691	$95,448	$297,816	$285,223	$280,893	$103,365	$249,271	$316,261	$255,506	$295,899
Net Book-to-Bill ratio(a)	0.9x	0.6x	1.8x	1.6x	1.5x	0.5x	1.2x	1.5x	1.2x	1.3x
Backlog(b)	$1,303,309	$1,240,412	$1,372,451	$1,490,787	$1,594,160	$1,492,661	$1,505,973	$1,589,386	$1,594,521	$1,675,993

The following tables present the reconcilation of net income (loss) to EBITDA, Adjusted EBITDA, and Adjusted Net Income:

	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
	(in thousands, except per share amounts)
EBITDA and Adjusted EBITDA:
Net (loss) income	$(16,746)	$(10,634)	$(1,170)	$(12,979)	$(1,552)	$15,307	$12,555	$(49,780)	$25,256	$23,321
Interest expense, net	14,817	14,772	14,769	16,131	15,901	12,823	12,903	11,160	5,305	4,188
Income tax (benefit) expense	1,264	618	1,051	7,916	1,609	(20,595)	2,417	11,835	5,292	310
Depreciation	4,446	4,758	4,730	5,241	6,869	5,025	4,734	4,991	4,766	4,420
Amortization	9,834	9,830	9,823	9,811	7,502	6,238	9,597	9,587	9,478	9,473

EBITDA	13,615	19,344	29,203	26,120	30,329	18,798	42,206	(12,207)	50,097	41,712

Restructuring and other costs	2,368	4,778	3,104	1,578	758	2,417	2,951	66	(418)	2,012
Transaction expenses(c)	354	—	(30)	184	2,042	—	—	5,860	122	397
Asset impairment charges	—	—	—	—	—	17,245	—	—	3,931	—
Stock-based compensation	355	364	134	1,566	531	893	881	1,065	707	913
Contingent consideration treated as compensation expense(d)	154	99	—	—	153	205	285	275	221	111
Monitoring and advisory fees(e)	136	142	125	179	142	141	137	42	—	—
Other (income) expense	1,035	30	175	213	(1,378)	337	(5,136)	(1,512)	(3,466)	(1,675)
Loss (gain) on unconsolidated affiliates	—	—	196					—	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	—	46,750	—	9,795
Change order adjustment(f)					—	(4,500)	(4,500)

Adjusted EBITDA	$18,017	$24,757	$32,907	$29,840	$32,577	$35,536	$36,824	$40,339	$51,194	$53,265

Adjusted Net Income :
Net (loss) income	$(16,746)	$(10,634)	$(1,170)	$(12,979)	$(1,552)	$15,307	$12,555	$(49,780)	$25,256	$23,321
Amortization	9,834	9,830	9,823	9,811	7,502	6,238	9,597	9,587	9,478	9,473
Restructuring and other costs	2,368	4,778	3,104	1,578	758	2,417	2,951	66	(418)	2,012
Transaction expenses(c)	354	—	(30)	184	2,042	—	—	5,860	122	397
Asset impairment charges	—	—	—	—	—	17,245	—	—	3,931	—
Stock-based compensation	355	364	134	1,566	531	893	881	1,065	707	913
Contingent consideration treated as compensation expense(d)	154	99	—	—	153	205	285	275	221	111
Monitoring and advisory fees(e)	136	142	125	179	142	141	137	42	—	—
Other income (expense)	1,035	30	175	213	(1,378)	337	(5,136)	(1,512)	(3,466)	(1,675)
Loss (gain) on unconsolidated affiliates	—	—	196	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	—	46,750	—	9,795
Change order adjustment(f)	—	—	—	—	—	(4,500)	(4,500)	—	—	—
Adjust income tax to normalized rate(g)	1,725	(1,316)	(3,910)	4,783	(2,019)	(27,140)	(4,683)	2,885	(9,513)	(15,767)

Adjusted (loss) net income	$(785)	$3,293	$8,447	$5,335	$6,179	$11,143	$12,087	$15,238	$26,318	$28,580

Adjusted Diluted Earnings Per Share:
Adjusted diluted earnings per share:	$(0.02)	$0.06	$0.16	$0.10	$0.12	$0.21	$0.23	$0.26	$0.42	$0.47
Diluted weighted average common shares outstanding	52,008	52,078	52,044	52,003	51,947	52,185	52,514	58,788	63,103	60,464

(a)	Net new business awards represent the value of future net service revenue awarded during the period supported by contracts or written pre-contract communications from our customers for projects that have received appropriate internal funding approval, are not contingent upon completion of another trial or event, and are expected to commence within the next 12 months, minus the value of cancellations in the same period. Net book-to-bill ratio represents net new business awards divided by net service revenue. We believe net book-to-bill ratio is commonly used in our industry and represents a useful indicator of our potential future revenue growth rate in that it measures the rate at which we are generating net new business awards compared to our current revenues. Net book-to-bill is better viewed on a trailing twelve-month basis due to the variability within any particular quarter that can be caused by a very large award or cancellation. We cannot assure you that the net book-to-bill rate is predictive of future financial performance because it will likely be impacted by a number of factors, including the size and duration of projects, which can be performed over several years, project change orders resulting in increases or decreases in project scope, and cancellations.

(b)	Backlog consists of anticipated net service revenue from contract and pre-contract commitments that are supported by written communications. The dollar amount of our backlog consists of anticipated future net service revenue from business awards that either have not started but are anticipated to begin in the next 12 months, or are in process and have not been completed. The majority of our contracts can be terminated by our customers with 30 days’ notice. Backlog has been adjusted to reflect any cancellations or adjustments to the related contracts and changes in the foreign currency exchange rates of awards not denominated in U.S. dollars. Backlog is not necessarily indicative of future financial performance because it will likely be impacted by a number of factors, including the size and duration of projects, which can be performed over several years, project change orders resulting in increases or decreases in project scope, and cancellations.

(c)	Represents fees associated with the IPO, the May 2015 Secondary Offering, the Stock Repurchase, and costs incurred in connection with business combinations and potential acquisitions.

(d)	Consists of contingent consideration expense incurred as a result of acquisitions and accounted for as compensation expense under GAAP. See Note 3 to our consolidated financial statements included in our 2014 Form 10-K.

(e)	Represents monitoring and advisory fees paid to affiliates of Avista Capital Holdings, L.P in the periods prior to the initial public offering in November 2014, as well as reimbursements of expenses paid to affiliates of Avista Capital Holdings, L.P. and affiliates of Teaches Private Capital pursuant to the Expense Reimbursement Agreement. These arrangements were terminated upon completion of our initial public offering.

(f)	During the second and third quarters of 2014, we experienced higher-than-normal change order activity estimated to be between $6 million and $12 million. Adjusted EBITDA, Adjusted Net Income, and Adjusted diluted earnings per share for 2014 have been adjusted by $4.5 million in each quarter to remove the impact of this higher-than-normal change order activity.

(g)	Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the estimated effective tax rate of 36% in 2015 and 37% in 2013 and 2014. Our effective tax rate has been adjusted, in order to reflect the removal of the tax impact of our valuation allowances recorded against our deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, we recorded a valuation allowance against some of our deferred tax assets, but we believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. Specifically, the majority of our revenue was generated in jurisdictions in which we recognized no tax expense or benefit due to changes in this valuation allowance. In addition, 2015 has also been adjusted for the elimination of a $2.1 million benefit from the release of a reserve for a pre-acquisition uncertain tax position associated with Kendle.

PRINCIPAL AND SELLING STOCKHOLDERS

Security Ownership

The following table shows information as of July 31, 2015 regarding the beneficial ownership of our Class A and Class B common stock and as adjusted to give effect to this offering by:

•	each person or group who is known by us to own beneficially more than 5% of our Class A and Class B common stock;

•	each member of our Board and each of our named executive officers;

•	all members of our Board and our executive officers as a group; and

•	each stockholder selling shares in this offering.

For further information regarding material transactions between us and our principal stockholders, see “Certain Relationships and Related Person Transactions.”

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A and Class B common stock shown as beneficially owned by them. Percentage of beneficial ownership is based 53,085,726 shares of Class A common stock and 3,167,439 shares of Class B common stock, in each case outstanding as of July 31, 2015 and             shares of Class A common stock and             shares of Class B common stock outstanding after giving effect to this offering. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of July 31, 2015 are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604-1547.

	Shares of common stock beneficially owned before this offering					Number of shares being offered	Number of shares subject to option	Shares of common stock beneficially owned after this offering
	Class A		Class B					Class A			Class B
Name and address of beneficial owner	Number of shares	Percentage of shares	Number of shares	Percentage of shares	Total voting percentage(1)			Number of shares	Percentage of shares		Number of shares	Percentage of shares	Total voting percentage(1)
5% stockholders:
Avista(2)	19,388,244	36.5%	—	0.0%	34.4%					%	—	0.0%		%
OTPP(3)	15,394,860	29.0%	3,167,439	100.0%	33.0%					%		100.0%		%
Named executive officers and directors:
D. Jamie Macdonald(4)	308,881	*	—	—	*				*		—	—	*
Gregory S. Rush(5)	125,296	*	—	—	*				*		—	—	*
Alistair Macdonald(6)	213,944	*	—	—	*				*		—	—	*
Christopher L Gaenzle(7)	54,441	*	—	—	*				*		—	—	*
James T. Ogle(8)	389,462	*	—	—	*				*		—	—	*
Robert W. Breckon(9)	35,818	*	—	—	*				*		—	—	*
David F. Burgstahler(10)	—	—	—	—	—			—	—		—	—	—
Charles C. Harwood(11)	43,195	*	—	—	*			—	*		—	—	*
Richard N. Kender	—	—	—	—	—			—	—		—	—	—
David Y. Norton	—	—	—	—	—			—	—		—	—	—
Terry Woodward	—	—	—	—	—			—	—		—	—	—
All board of director members and executive officers as a group (10 persons)(12)	1,417,180	2.6%	—	—	2.2%					%	—	—		%
other employee stockholders, each of whom owns less than 1%
other stockholders, each of whom owns less than 1%

*	Represents beneficial ownership of less than 1%.

(1)	Represents percentage of total voting power reflecting (i) all shares of Class A common stock held by such holder and (ii) shares of Class A common stock issuable upon conversion of all shares of Class B common stock held by such holder.

(2)	As reported on a Form 4 filed on May 15, 2015 and includes 11,801,788 shares held by Avista Capital Partners II, L.P., 3,875,546 shares held by Avista Capital Partners (Offshore) II, L.P., and 940,756 shares held by Avista Capital Partners (Offshore) II-A, L.P., 1,944,208 shares held by ACP INC Research Co-Invest, LLC, and 825,946 shares held by INC Research Mezzanine Co-Invest, LLC which we collectively refer to as Avista. Avista Capital Partners II GP, LLC ultimately exercises voting and dispositive power over the 11,801,788 shares of Class A Common Stock held by Avista Capital Partners II, L.P., the 3,875,546 shares of Class A Common Stock held by Avista Capital Partners (Offshore) II, L.P., the 940,756 shares of Class A Common Stock held by Avista Capital Partners (Offshore) II-A, L.P., the 1,944,208 shares of Class A Common Stock held by ACP INC Research Co-Invest, LLC and the 825,946 shares of Class A Common Stock held by INC Research Mezzanine Co-Invest, LLC. Voting and disposition decisions at Avista Capital Partners II GP, LLC with respect to those shares are made by an investment committee, the members of which are Thompson Dean, Steven Webster, David Burgstahler, David Durkin, Brendan Scollans and Sriram Venkataraman. Each of the members of the investment committee disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The address for each of these entities is 65 East 55th Street, 18th Floor, New York, NY 10022.

(3)	As reported on a Form 4 filed on May 26, 2015. As reported on a Schedule 13G filed on February 13, 2015, refers to shares owned by 1829356 Ontario Limited, a wholly-owned subsidiary of OTPP. Each of Terry Woodward and Steve Faraone may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the Board of Directors of OTPP, and each expressly disclaims beneficial ownership of such shares. As the beneficial owner of Class B common stock, OTPP may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock, or convert shares of Class A common stock into an equal number of shares of Class B common stock. The table above does not reflect (i) shares of Class B common stock issuable upon conversion of Class A common stock or (ii) shares of Class A common stock issuable upon conversion of Class B common stock. The address of 1829356 Ontario Limited and OTPP is 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(4)	Includes 285,212 options currently exercisable or exercisable within 60 days of July 31, 2015.

(5)	Includes 125,296 options currently exercisable or exercisable within 60 days of July 31, 2015.

(6)	Includes 166,962 options currently exercisable or exercisable within 60 days of July 31, 2015.

(7)	Includes 54,441 options currently exercisable or exercisable within 60 days of July 31, 2015.

(8)	Includes 152,776 options currently exercisable or exercisable within 60 days of July 31, 2015.

(9)	Includes 23,574 options currently exercisable or exercisable within 60 days of July 31, 2015.

(10)	Excludes shares held by Avista. Mr. Burgstahler is the President of the general partner of Avista Capital Partners II GP, LLC and as a result may be deemed to beneficially own the shares owned by Avista. Mr. Burgstahler disclaims beneficial ownership of the share held by Avista, except to the extent of his pecuniary interest therein.

(11)	Includes 29,585 options currently exercisable or exercisable within 60 days of July 31, 2015.

(12)	Includes 1,043,623 options currently exercisable or exercisable within 60 days of July 31, 2015.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the terms of our common stock, our amended and restated certificate of incorporation, our amended and restated bylaws and certain applicable provisions of Delaware law, as currently in effect. This summary does not purport to be complete and is qualified in its entirety by reference to the actual terms and provision of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capital stock consists of (i) 300 million shares of Class A common stock, par value $0.01 per share, (ii) 300 million shares of Class B common stock, par value $0.01 per share, and (iii) 30 million shares of preferred stock, par value $0.01 per share.

Common Stock

As of June 30, 2015, our capital stock consisted of 53,085,726 shares of Class A common stock outstanding and 3,167,439 shares of Class B common stock outstanding. Holders of our common stock are entitled to the following rights.

Voting Rights

Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by stockholders, except with respect to the election or removal of directors. Holders of Class A common stock and Class B common stock vote together as a single class. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors. For a description of the Stockholders Agreement, see “Certain Relationships and Related Person Transactions—Second Amended and Restated Stockholders’ Agreement.”

Dividend Rights

The holders of our common stock are entitled to receive dividends when and as declared by our Board from legally available sources, subject to the prior rights of the holders of our preferred stock, if any.

Conversion Rights

The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock, subject to adjustment for any stock splits, combinations or similar events. The shares of Class A common stock are convertible into Class B common stock, in whole or in part, at any time and from time to time at the option of the holder so long as such holder then holds Class B common stock, on the basis of one share of Class B common stock for each share of Class A common stock, subject to adjustment for any stock splits, combinations or similar events.

Liquidation Rights

In the event of our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock, if any.

Other Rights

Our stockholders do not have preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Preferred Stock

We have no shares of preferred stock outstanding. Our Board is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 30 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock.

Registration Rights

Certain of our existing stockholders have certain registration rights with respect to our common stock pursuant to a stockholders agreement. See “Certain Relationships and Related Person Transactions—Registration Rights.”

Anti-takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions, which are summarized below, might discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.

Classified Board

Our amended and restated certificate of incorporation provides that our Board will initially consist of eight directors, and that our Board will be divided into three classes, with one class being elected at each annual meeting of stockholders. Each director will serve a three-year term, with termination staggered according to class. Class I consists of two directors, Class II consists of three directors, and Class III consists of three directors. The size of our Board may thereafter be fixed from time to time solely by resolution of at least a majority of the directors then in office.

Our amended and restated certificate of incorporation provides that directors may only be removed for cause by the affirmative vote of the remaining members of the Board or the holders of at least a majority of the voting power of all outstanding shares of common stock then entitled to vote on the election of directors. Furthermore, any vacancy on our Board, however occurring, including a vacancy resulting from an increase in the size of our Board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. Directors nominated by a Sponsor may be removed from office with or without cause by the affirmative vote of such Sponsor without a meeting.

The classification of our Board could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of our Board or upon the request of the Chief Executive Officer or the chair of the Board. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with the advance notice requirements of directors, which may be filled only by a vote of a majority of directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the Sponsors and their affiliates own at least 50% of our outstanding common stock or the action to be taken by written consent of stockholders and the taking of this action by written consent has been expressly approved in advance by the Board. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Section 203 of the DGCL

Our amended and restated certificate of incorporation provides that the provisions of Section 203 of the DGCL which relate to business combinations with interested stockholders, do not apply to us until the moment in time immediately following the time at which both the following conditions exist: (i) Section 203 of the DGCL by its terms, but for the terms of our amended and restated certificate of incorporation, apply to us and (ii) there occurs a transaction following the consummation of which the Sponsors and their Sponsor affiliates no longer own at least 10% or more of our issued and outstanding common stock entitled to vote. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions would apply even if the business combination could be considered beneficial by some stockholders. Although we intend to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Amendment to Bylaws and Certificate of Incorporation

Any amendment to our amended and restated certificate of incorporation must first be approved by a majority of our Board and (i) thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, or (ii) if related to provisions regarding the classification of the Board, the removal of directors, director vacancies, forum selection for certain lawsuits or the amendment of certain provisions of our bylaws or certificate of incorporation, thereafter be approved by at least 66 2 /3% of the outstanding shares entitled to vote on the amendment. A vote of the majority of Class B common stock, voting separately, is require to change the voting rights of Class B common stock or to change their rights disproportionately to those of Class A common stock. For so long as the Sponsors beneficially own 10% or more of our issued and outstanding common stock entitled to vote generally in the election of directors, any amendment to provisions regarding Section 203 of the DGCL or corporate opportunities must also receive the Sponsors’ prior written consent. Our bylaws may be amended (x) by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws, without further stockholder action or (y) by the affirmative vote of at least 50.1% of the outstanding shares entitled to vote on the amendment, without further action by our Board.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation matters. However, it is possible that a court could rule that this provision is unenforceable or inapplicable.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that neither a Sponsor nor a director nominated by a Sponsor will have any obligation to offer us an opportunity to participate in business opportunities presented to such Sponsor even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that, to the extent permitted by law, no Sponsor will be liable to us or our stockholders for breach of any duty by reason of any such activities.

Listing

Our Class A common stock is listed on the NASDAQ under the symbol “INCR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

DESCRIPTION OF MATERIAL INDEBTEDNESS

General

On May 14, 2015, we entered into the 2015 Credit Agreement. Under the 2015 Credit Agreement, INC may increase, from time to time, the Term Loan (“Incremental Term Facility”) and/or increase commitments under the revolving facility (“Incremental Revolving Facility,” and collectively with the Incremental Term Facility, the “Incremental Facility” or “Incremental Facilities”) in an aggregate principal amount not to exceed (i) $150.0 million adjusted by, and subject to, certain items provided in the 2015 Credit Agreement, primarily (i) no existing lender will be required to participate in any such Incremental Facility without its consent, (ii) except as otherwise agreed by the lenders providing the relevant Incremental Facility in connection with a permitted acquisition or investment, no event of default under the 2015 Credit Agreement exists or would exist after giving effect thereto and (iii) INC is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Facility, with the financial covenants in the 2015 Credit Agreement.

Interest Rates and Fees

Borrowings under the senior secured facilities bear interest at a rate per annum equal to an adjusted LIBOR plus an applicable margin to be specified in the 2015 Credit Agreement or alternate base rate plus an applicable margin to be specified in the 2015 Credit Agreement, in each case, subject to step-downs in accordance with a pricing grid.

Maturity; Prepayments

The term loan facility matures on the five-year anniversary of the closing date with respect to the 2015 Credit Agreement. The new term loan facility is amortized in specified annual percentages and paid quarterly as follows starting on September 30, 2015:

Year 1	5.0%
Year 2	7.5%
Year 3	7.5%
Year 4	10.0%
Year 5	12.5%
Balance due at maturity

Mandatory prepayments of Term Loans and any Incremental Term Facilities shall be required from:

(a)	100% of the net cash proceeds in excess of $5 million in any fiscal year of any non-ordinary course sale or other disposition of assets, subject to certain reinvestment exceptions; and

(b)	100% of the net cash proceeds from issuances or incurrences of non-permitted debt by the loan parties and their restricted subsidiaries.

All mandatory prepayments of Term Loans and any Incremental Term Facilities are to be applied to the installments thereof in direct order of maturity.

We may voluntarily prepay outstanding loans under our new senior secured facilities in whole or in part upon prior notice, to be applied as we may direct. Voluntary prepayments may be made without premium or penalty. On June 15, 2015, we made a $50 million voluntary prepayment on the term loan, which we will apply successively to the required amortization payments. As such, we will not be required to make an amortization payment until March 31, 2017.

Guarantors

All obligations under the 2015 Credit Agreement are guaranteed by INC Holdings, and each of INC’s direct and indirect wholly-owned domestic subsidiaries, other than certain excluded subsidiaries, collectively, the guarantors.

Security

All of INC’s (and the guarantors’) obligations under the 2015 Credit Agreement are secured, subject to permitted liens and other exceptions, by a first-priority perfected security interest in substantially all of their assets, including, but not limited to (1) a perfected pledge of all the domestic capital stock owned by INC and the guarantors, and (2) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned property, in each case, subject to certain exclusions.

Covenants, Representations and Warranties

The 2015 Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, with respect to restrictive covenants, among other things, restrictions to:

•	create any liens;

•	make investments and acquisitions;

•	incur or guarantee additional indebtedness;

•	enter into mergers or consolidations and other fundamental changes;

•	conduct sales and other dispositions of property or assets;

•	enter into sale-leaseback transactions;

•	change the status of INC Holdings as a passive holding company;

•	change the applicable fiscal year;

•	prepay subordinated debt;

•	pay dividends or make other payments in respect of capital stock;

•	change the line of business;

•	enter into transactions with affiliates; and

•	enter into burdensome agreements with negative pledge clauses or clauses restricting subsidiary distributions.

In addition, the senior secured facilities require INC to maintain (a) a secured net leverage ratio (to be defined as the ratio of consolidated total debt that is secured (net of up to $75 million of cash and cash equivalents, with not more than $25 million of cash from accounts outside of the United States) to consolidated EBITDA) of no more than 4.0 to 1.0 and (b) a minimum interest coverage ratio (defined as the ratio of consolidated EBITDA to cash interest expense) of 3.0 to 1.0.

Events of Default

Events of default under the 2015 Credit Agreement include, among others, non-payment of principal when due, nonpayment of interest or other amounts subject to a grace period, covenant defaults (subject to a grace period in the case of affirmative covenants), material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults to material indebtedness, material judgments, certain ERISA events, actual or asserted invalidity of any guarantee or security document or nonperfection of security interests and a change of control.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to November 2014, there was no public market for our Class A common stock. Future sales of our Class A common stock in the public market or the perception that sales may occur, could materially adversely affect the prevailing market price of our Class A common stock at such time and our ability to raise equity capital in the future.

Sale of Restricted Securities

Upon consummation of this offering, we will have             shares of our Class A common stock and Class B common stock outstanding. Of these shares,             shares will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares,             shares will be deemed “restricted securities” under the Securities Act.

Lock-Up Arrangements and Registration Rights

In connection with this offering, we, each of our directors, executive officers and certain stockholders, will enter into lock-up agreements described under “Underwriting” that restrict the sale of our securities for up to             days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances.

In addition, following the expiration of the lock-up period, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Class A common stock under federal securities laws. See “Certain Relationships and Related Person Transactions—Registration Rights.” If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities.

Following the lock-up periods described above, all of the shares of our Class A common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Notwithstanding the foregoing, the amended and restated Stockholders Agreement contains restrictions on the ability of the employee stockholders to transfer shares of our Class A common stock that they own, including provisions that only allow employee stockholders to transfer shares of our Class A common stock following our initial public offering in proportion with any transfers by the Sponsor, until such time as the Sponsors have sold at least 50% of the common stock they own immediately prior to our initial public offering.

Rule 144

The shares of our Class A common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our Class A common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our Class A common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of shares of our Class A common stock outstanding; or

•	the average weekly reported trading volume of our Class A common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our Class A common stock that are restricted securities, will be entitled to freely sell such shares of our Class A common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our Class A common stock that are restricted securities, will be entitled to freely sell such shares of our Class A common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Additional Registration Statements

We filed a registration statement on Form S-8 under the Securities Act to register 3,876,336 shares of our Class A common stock reserved for issuance under the 2010 Plan upon the exercise of existing stock options and 3,272,828 shares of our Class A common stock to be issued or reserved for issuance under the 2014 Plan. Accordingly, shares registered under such registration statement, including 3,876,336 shares of unrestricted Class A common stock and 3,272,828 shares of restricted Class A common stock to be issued under our 2010 Plan and our 2014 Plan, are available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes the material U.S. federal income and estate tax consequences to non-U.S. holders (as defined below) of ownership and disposition of our Class A common stock. This summary does not provide a complete analysis of all potential U.S. federal income tax and estate tax considerations relating thereto. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. In addition, this summary does not address the Medicare tax on certain investment income or any state, local or foreign taxes or any U.S. federal tax laws other than, to the extent discussed below, U.S. federal income tax laws and estate tax laws. Furthermore, this discussion does not address the tax consequences to the selling stockholders of the ownership and disposition of our Class A common stock. Persons considering the purchase, ownership, or disposition of our Class A common stock should consult their tax advisors concerning U.S. federal, state, local, foreign or other tax consequences in light of their particular situations.

As used in this section, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes:

•	any individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	any estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock. If an entity that is classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your own tax advisor.

This discussion assumes that a non-U.S. holder will hold our Class A common stock as a capital asset (generally, property held for investment). The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, including, without limitation, if the investor is a “controlled foreign corporation,” “passive foreign investment company,” former citizen or long-term resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes. If you fall within any of the foregoing categories, this description does not apply to you, and you should consult with your own tax advisor about the tax consequences of acquiring, owning, and disposing of our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS AND TAX TREATIES.

Distributions on Class A Common Stock

We do not expect to declare or pay any dividends on our Class A common stock in the foreseeable future. If we do pay dividends on shares of our Class A common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A common stock. See “—Dispositions of Class A Common Stock.”

Any dividend paid to a non-U.S. holder on our Class A common stock will generally be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a properly completed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, as applicable (or any successor form), or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States, are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI (or an acceptable substitute) properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to the graduated tax described above, such effectively connected dividends received by corporate non-U.S. holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Dispositions of Class A Common Stock

Subject to the discussion below on backup withholding and other withholding requirements, gain realized by a non-U.S. holder on a sale, exchange or other disposition of our Class A common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain (1) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses); or

•	we are, or have been, a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our Class A common stock and the non-U.S. holder’s holding period for our Class A common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our Class A common stock at all times during the applicable period, provided that our Class A common stock is regularly traded on an established securities market. We believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future.

If any gain from the sale, exchange or other disposition of our Class A common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, it also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

Any dividends on our Class A common stock that are paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Unless the non-U.S. holder is an exempt recipient, dividends paid on our Class A common stock and the gross proceeds from a taxable disposition of our Class A common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (at a rate of 28%) if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of any properly completed IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will satisfy the certification requirements necessary to avoid the backup withholding tax.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person and not a non-U.S. holder.

Other Withholding Requirements

In addition to the withholding taxes discussed above, if a non-U.S. holder is a certain type of foreign entity (including, in some instances, a foreign entity acting as an intermediary), withholding tax of 30% under sections 1471 through 1474 of the Code (enacted by the Foreign Account Tax Compliance Act and commonly referred to as “FATCA”) will be imposed on dividends on our Class A common stock and, after December 31, 2016, on the gross proceeds of dispositions of our Class A common stock, unless such holder has satisfied various U.S. information reporting and due diligence requirements generally relating to its U.S. owners and account holders or otherwise qualifies for an exemption from these rules. These new requirements are different from, and in addition to, the beneficial owner certification requirements described above. If a non-U.S. holder is located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA, such holder may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. We have agreed to reimburse the underwriters for certain of their expenses, in an amount of up to $            , as set forth in the underwriting agreement.

Paid by the Selling Stockholders

Per Share	$
Total	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and its officers, directors, and the selling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date             days after the date of this prospectus, except with the prior written consent of the underwriters. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The                 - day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the                 -day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the                 -day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the                     -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Our Class A common stock is listed on the NASDAQ under the symbol “INCR.”

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option to purchase additional shares may be exercised. The underwriters may cover any covered short position by purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may in the future provide a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, has passed upon the validity of the shares of Class A common stock offered under this prospectus. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of INC Research Holdings, Inc. appearing in INC Research Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of Class A common stock offered hereby, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are also required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement and the exhibits and schedules thereto, may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statements and the filings may be obtained from such offices upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 551-8090. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

INC Research Holdings, Inc.

3201 Beechleaf Court, Suite 600

Raleigh, North Carolina 27604-1547

(919) 876-9300

Attn: Corporate Secretary

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into our registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus.

We hereby incorporate by reference the following documents:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 24, 2015;

(b)	our Definitive Proxy Statement on Schedule 14A filed on April 24, 2015;

(c)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on April 27, 2015;

(d)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on July 30, 2015; and

(e)	our Current Reports on Form 8-K filed on January 21, 2015, February 4, 2015, May 15, 2015 (only as it pertains to Items 1.01, 1.02 and 2.03) and June 10, 2015.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request should be directed to: INC Research Holdings, Inc., 3201 Beechleaf Court, Raleigh, North Carolina 27604, Attention: Corporate Secretary (919) 876-9300. These documents are also available on the Investor Relations section of our website, which is located at http://www.incresearch.com, or as described under “Where You Can Find Additional Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

8,000,000 Shares

INC Research Holdings, Inc.

Class A Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The expenses, other than underwriting commissions, expected to be incurred by us in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

SEC Registration Fee		$38,810.80

Financial Industry Regulatory Authority, Inc. Filing Fee		50,600.00

Printing and Engraving		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

ITEM 14. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s amended and restated certificate of incorporation will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL. Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. As permitted by the DGCL, we will include in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to the Registrant’s directors and officers by the underwriters against certain liabilities.

ITEM 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in the last three years:

On December 1, 2012, the Registrant issued and sold 3,716 shares of Class A common stock to an executive upon executive’s exercise of an option with an exercise price of $8.45 per share granted to executive pursuant to a Nonqualified Stock Option Award Agreement.

On February 28, 2013, the Registrant issued and sold 1,538 shares of Class A common stock to an executive upon executive’s exercise of an option with an exercise price of $8.45 per share granted to executive pursuant to a Nonqualified Stock Option Award Agreement.

On April 11, 2013, the Registrant issued and sold 33,373 shares of Class A common stock to an executive upon executive’s exercise of an option with an exercise price of $8.45 per share granted to executive pursuant to a Nonqualified Stock Option Award Agreement.

On December 16, 2013, the Registrant issued and sold 1,183 shares of Class A common stock to an executive upon executive’s exercise of an option with an exercise price of $10.56 per share granted to executive pursuant to a Nonqualified Stock Option Award Agreement.

On June 12, 2014, the Registrant issued and sold 1,183 shares of Class A common stock to an executive upon executive’s exercise of an option with an exercise price of $10.06 per share granted to executive pursuant to a Nonqualified Stock Option Award Agreement.

On July 18, 2014, the Registrant issued and sold 9,798 shares of Class A common stock to an executive upon the executive’s exercise of options with an exercise price of $8.45 per share for 3,692 shares and $10.57 per share for 6,106 shares granted to the executive pursuant to a Nonqualified Stock Option Award Agreement.

On October 16, 2014, the Registrant issued and sold 3,550 shares of Class A common stock to an executive upon the executive’s exercise of options with an exercise price of $10.57 per share granted to the executive pursuant to a Nonqualified Stock Option Award Agreement.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

ITEM 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index.

(b)	Financial statement schedules

None.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on August 3, 2015.

INC Research Holdings, Inc.

By:	/s/ Christopher L. Gaenzle
	Name:	Christopher L. Gaenzle
	Title:	Chief Administrative Officer,
General Counsel and Secretary

NOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Christopher L. Gaenzle and Gregory S. Rush, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Jamie Macdonald D. Jamie Macdonald	Chief Executive Officer (Principal Executive Officer) and Director	August 3, 2015

/s/ Gregory S. Rush Gregory S. Rush	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2015

/s/ James T. Ogle James T. Ogle	Chairman and Director	August 3, 2015

/s/ Robert W. Breckon Robert W. Breckon	Director	August 3, 2015

/s/ David F. Burgstahler David F. Burgstahler	Director	August 3, 2015

/s/ Charles C. Harwood, Jr. Charles C. Harwood, Jr.	Director	August 3, 2015

Signature	Title	Date

/s/ Richard N. Kender Richard N. Kender	Director	August 3, 2015

/s/ David Y. Norton David Y. Norton	Director	August 3, 2015

/s/ Terry Woodward Terry Woodward	Director	August 3, 2015

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference (Unless Otherwise Indicated)
	Exhibit Description	Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement.	—	—	—	—

3.1	Amended and Restated Certificate of Incorporation of INC Research Holdings, Inc.	8-K	—	3.1	November 13, 2014

3.2	Amended and Restated Bylaws of INC Research Holdings, Inc.	8-K	—	3.2	November 13, 2014

4.1	Specimen Certificate for Class A Common Stock.	S-1/A	333-199178	4.1	October 27, 2014

4.2	Second Amended and Restated Stockholders Agreement, by and among INC Research Holdings, Inc. and certain stockholders named therein.	8-K	—	4.2	November 13, 2014

4.3	Indenture, dated as of July 12, 2011, among INC Research, LLC, as Issuer, the Guarantors named therein and Wilmington Trust, National Association, as Trustee.	S-1/A	333-199178	4.3	October 6, 2014

5.1*	Opinion of Wyrick Robbins Yates & Ponton LLP.	—	—	—	—

10.3.1#	Triangle Acquisition Holdings, Inc. 2010 Equity Incentive Plan.	S-1	333-199178	10.3.1	October 6, 2014

10.3.2#	Amendment No. 1 to INC Research Holdings, Inc. 2010 Equity Incentive Plan.	S-1	333-199178	10.3.2	October 6, 2014

10.3.3#	Amendment No. 2 to INC Research Holdings, Inc. 2010 Equity Incentive Plan.	S-1	333-199178	10.3.3	October 6, 2014

10.4#	Form of Nonqualified Stock Option Award Agreement under INC Research Holdings, Inc. 2010 Equity Incentive Plan.	S-1	333-199178	10.4	October 6, 2014

10.5#	INC Research Holdings, Inc. 2014 Equity Incentive Plan.	S-1/A	333-199178	10.5	October 17, 2014

10.6#	Form of Nonqualified Stock Option Award Agreement under INC Research Holdings, Inc. 2014 Equity Incentive Plan.	S-1/A	333-199178	10.6	October 17, 2014

10.7#	2013 Management Incentive Plan.	S-1	333-199178	10.7	October 6, 2014

10.8#	Form of Management Incentive Plan.	S-1	333-199178	10.8	October 6, 2014

10.9.1	Lease, dated May 6, 2010, by and between INC Research, Inc. and Highwoods Realty Limited Partnership.	S-1	333-199178	10.9.1	October 6, 2014

Exhibit Number		Incorporated by Reference (Unless Otherwise Indicated)
	Exhibit Description	Form	File No.	Exhibit	Filing Date

10.9.2	Lease Amendment No. 1, dated August 26, 2010, by and between INC Research, Inc. and Highwoods Realty Limited Partnership.	S-1	333-199178	10.9.2	October 6, 2014

10.9.3	Lease Amendment No. 2, dated August 23, 2011, by and between INC Research, Inc. and Highwoods Realty Limited Partnership.	S-1	333-199178	10.9.3	October 6, 2014

10.9.4	Lease Amendment No. 3, dated January 4, 2013, by and between INC Research, Inc. and Highwoods Realty Limited Partnership.	S-1	333-199178	10.9.4	October 6, 2014

10.10#	Executive Employment Agreement, effective as of July 31, 2014, by and between INC Research, LLC and D. Jamie Macdonald.	S-1	333-199178	10.10	October 6, 2014

10.11#	Executive Employment Agreement, effective as of August 5, 2013, by and between INC Research, LLC and Gregory S. Rush.	S-1	333-199178	10.11	October 6, 2014

10.12#	Executive Service Agreement, dated July 31, 2014, by and between INC Research Holding Limited and Alistair Macdonald.	S-1	333-199178	10.12	October 6, 2014

10.13#	Amendment to Executive Service Agreement, effective as of January 1, 2015, by and between INC Research Holdings Limited and Alistair Macdonald	10-Q	001-36730	10.1	April 27, 2015

10.14#	Executive Employment Agreement, effective as of July 31, 2014, by and between INC Research, LLC and Christopher L. Gaenzle.	S-1	333-199178	10.13	October 6, 2014

10.15#	Form of Restricted Stock Award Agreement under INC Research Holdings, Inc. 2014 Equity Incentive Plan.	S-1/A	333-199178	10.14	October 17, 2014

10.16#	Form of Nonqualified Stock Option Award Agreement for Non-U.S. Participant under INC Research Holdings, Inc. 2014 Equity Incentive Plan.	S-1/A	333-199178	10.15	October 17, 2014

10.17#	Form of 2010 Equity Incentive Plan Stock Adjustment Letter.	S-1/A	333-199178	10.16	October 27, 2014

10.18#	Form of 2010 Equity Incentive Plan Stock Option Performance Award Amendment Letter.	S-1/A	333-199178	10.17	October 17, 2014

Exhibit Number		Incorporated by Reference (Unless Otherwise Indicated)
	Exhibit Description	Form	File No.	Exhibit	Filing Date

10.19	Credit Agreement, dated November 13, 2014, among INC Research, LLC, as the Borrower, INC Research Holdings, Inc., the several banks and other financial institutions or entities from time to time parties thereto, and Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, ING Capital LLC, RBC Capital Markets and Wells Fargo Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Natixis, as Document Agent.	10-K	001-36730	10.18	February 24, 2015

10.20	Guarantee and Collateral Agreement, dated November 13, 2014, made by INC Research, LLC, INC Research Holdings, Inc and the other signatories thereto, in favor of Goldman Sachs Bank USA, as Collateral Agent and Administrative Agent.	10-K	001-36730	10.19	February 24, 2015

10.21	Form of Stock Repurchase Agreement, by and among INC Research Holdings, Inc. and certain stockholders named therein.	S-1/A	333-203640	10.21	May 4, 2015

10.22	Credit Agreement, dated May 14, 2015, among INC Research, LLC, as the Borrower, INC Research Holdings, Inc., the several banks and other financial institutions or entities from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, PNC Bank, National Association, ING Capital LLC, KeyBank National Association and Bank of America N.A. as Co-Syndication Agents; and Fifth Third Bank, as Documentation Agent, Wells Fargo Securities, LLC, PNC Capital Markets LLC, ING Capital LLC and Keybanc Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners	8-K	001-36730	10.1	May 15, 2015

21.1	List of Significant Subsidiaries of the Registrant.	10-K	001-36730	21.1	February 24, 2015

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.	—	—	—	Filed herewith

23.2*	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).	—	—	—	—

24.1	Power of Attorney (included on signature page).	—	—	—	Filed herewith

#	Management contract or compensatory plan

*	To be filed by amendment